   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 23, 1999
                                                      REGISTRATION NO. 333-20143
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                               JAMESON INNS, INC.
        (Exact name of registrant as specified in governing instruments)
                                 ---------------
                      GEORGIA                                  58-207958
   (State or other jurisdiction of organization)      (I.R.S. Employer I.D. No.)


                      8 PERIMETER CENTER EAST -- SUITE 8050
                           ATLANTA, GEORGIA 30346-1603
                                 (770) 901-9020
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                STEVEN A. CURLEE
                                 GENERAL COUNSEL
                               JAMESON INNS, INC.
                      8 PERIMETER CENTER EAST -- SUITE 8050
                           ATLANTA, GEORGIA 30346-1604
                                 (770) 901-9020
                      (Name, address of agent for service)
                                 ---------------
                                   COPIES TO:

         LYNNWOOD R. MOORE, JR., ESQ.                JAMES R. TANENBAUM, ESQ.
 CONNER & WINTERS, A PROFESSIONAL CORPORATION      STROOCK & STROOCK & LAVAN LLP
         15 E. 5TH STREET, SUITE 3700                     180 MAIDEN LANE
          TULSA, OKLAHOMA 74103-4344               NEW YORK, NEW YORK 10038-4982
                (918) 586-5711                            (212) 806-5400

                                 ---------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time or at one time after the effective date of this Post-Effective Amendment No. 1 to the Registration Statement as determined by market conditions.
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                                 ---------------
         THE REGISTRANT HEREBY AMENDS THIS POST-EFFECTIVE AMENDMENT TO THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS POST-EFFECTIVE AMENDMENT TO THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS POST-EFFECTIVE AMENDMENT TO THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission pursuant to Section 8(a) of the Securities Act of 1933. This prospectus supplement and the accompanying prospectus will be delivered to purchasers of these securities. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 1999

Prospectus supplement
(To prospectus dated September __, 1999)

                               JAMESON INNS, INC.

                                1,000,000 Shares
                                 of Common Stock

         This prospectus supplement and the accompanying prospectus relate to the issuance and sale of up to 1,000,000 shares of our common stock from time to time through RCG Brinson Patrick, a division of Ramius Securities, LLC, as our sales agent. These sales, if any, will be made pursuant to the terms of a sales agency agreement among us, Jameson Hospitality, LLC and the agent, a form of which has been filed as an exhibit to the registration statement of which this prospectus supplement is a part and is incorporated herein by reference.

         Our common stock trades on the Nasdaq National Market under the symbol "JAMS." The sales of shares of our common stock under this prospectus supplement, if any, will be made by means of ordinary brokers' transactions through the facilities of the Nasdaq National Market at prices prevailing at the time of sale. These sales will be effected during a series of one or more sales periods, each consisting of five consecutive calendar days, commencing on Monday and ending on Friday, unless a shorter period has been agreed to by us and the agent. These sales will be made by the agent on a best efforts basis.

         The net proceeds to us for sales of common stock sold during a sales period will equal 96.5% of the net proceeds from sales during the sales period. The net proceeds from any sales under this prospectus supplement will be used as described under "Use of Proceeds" in the accompanying prospectus. The compensation to the agent for sales of common stock during a sales period will be 3.5% of the net proceeds from sales during the sales period.

         If required by the Securities and Exchange Commission, promptly following the end of each sales period, we will file an additional prospectus supplement under the applicable paragraph of Rule 424(b) under the Securities Act of 1933, as amended. The additional prospectus supplement will set forth the dates included in the related sales period, the number of shares of common stock sold through the agent during the sales period, the net proceeds to us and the compensation to the agent.

         In connection with the sale of common stock on our behalf, the agent may be deemed to be an "underwriter" within the meaning of the Securities Act, and the compensation of the agent may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the agent against certain liabilities, including liabilities under the Securities Act.

         INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 IN THE ACCOMPANYING PROSPECTUS.

                               -------------------

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

                               -------------------

          The date of this prospectus supplement is September __, 1999.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission pursuant to Section 8(a) of the Securities Act of 1933. An accompanying prospectus supplement and this prospectus will be delivered to purchasers of these securities. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 1999

PROSPECTUS

                                  $100,000,000

                               JAMESON INNS, INC.

                       COMMON STOCK, COMMON STOCK WARRANTS
                               AND PREFERRED STOCK

         We are a self-administered real estate investment trust. We may from offer and sell from time to time in one or more series up to $100,000,000 in the aggregate of:

         -        shares of our common stock, par value $.10 per share,

         -        warrants to purchase our common stock, and

         - shares or fractional shares of our preferred stock, par value $1.00 per share.

         We may also issue common stock upon conversion, exchange or exercise of any of the securities listed above.

         When we sell a particular series of securities, we will prepare a prospectus supplement describing the offering and terms of that series of securities. You should read this prospectus and that prospectus supplement carefully.

         We may offer these securities directly, through agents designated from time to time by us, or to or through underwriters or dealers. If we designate any agents or underwriters in connection with the sale of any offered securities, we will include their names, and any applicable purchase price, fee, commission or discount arrangement with them in the applicable prospectus supplement. See "Plan of Distribution."

                                 ---------------

              INVESTING IN THESE SECURITIES INVOLVES CERTAIN RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 3

                                 ---------------

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
                                ---------------
         THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
                                ---------------

                The date of this prospectus is ___________, 1999

                           FORWARD-LOOKING STATEMENTS

         This prospectus, including the information incorporated in this prospectus by reference and included in the accompanying prospectus supplement, contains certain forward-looking statements. These include statements about our expansion plans, acquisition or leasing of additional land parcels, construction of new hotels and expansion of existing hotels, access to debt financing and capital, payment of quarterly dividends and other matters. These statements are not historical facts but are expectations or projections based on certain assumptions and analyses made by our senior management in light of their experience and perception of historical trends, current conditions, expected further developments and other factors. Whether actual results and developments will conform to our expectations and predictions is, however, subject to a number of risks and uncertainties. These include, but are not limited to:

        -         Our ability to:

                  - integrate Signature Inns, Inc., which we recently acquired, into our ownership and administrative structure;

                  - secure construction and permanent financing for new hotels on favorable terms and conditions;

                  - assess accurately the market demand for new hotels and expansions of existing hotels;

                  - identify and purchase or lease new sites which meet our various criteria, including reasonable land prices or ground lease terms;

                  - contract for the construction of new hotels and expansions of existing hotels in a manner which produces hotels consistent with our present quality and standards at a reasonable cost and without significant delay;

                  - provide ongoing renovation and refurbishment of our hotels sufficient to maintain consistent quality throughout the chain; and

                  - manage our business in a cost-effective manner given the increase in the number of hotels we own and the geographic areas in which they are located.

         - The ability of our lessee, Jameson Hospitality, LLC, to manage our hotels profitably.

         - General economic, market and business conditions, particularly those in the lodging industry and in the geographic markets in which our hotels are located.

         - The business opportunities (or lack of opportunities) that may be presented to and pursued by us.

         - Availability of qualified managers and employees necessary to execute our growth strategy, particularly in light of current low rates of unemployment.

         -        Changes in laws or regulations.

         - Our continued qualification as a real estate investment trust, or REIT, and continuation of favorable income tax treatment for REITs under federal tax laws.

         The words "estimate," "project," "intend," "expect," "anticipate," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and the accompanying prospectus supplement and the documents incorporated in this prospectus and the prospectus supplement by reference as well as in other written materials, press releases and oral statements issued by us or on our behalf. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus.

                                   THE COMPANY

         We are a self-administered real estate investment trust ("REIT"), headquartered in Atlanta, Georgia. We develop and own limited service hotel properties ("Inns") in the southeastern United States under the trademark "The Jameson Inn(R)." In addition, as a result of our acquisition of Signature Inns, Inc. in May of 1999, we own Inns in the Midwest operating under the trademark "Signature Inn(R)."

         We focus on developing Inns in communities which have a strong and growing industrial or commercial base and a shortage of quality hotel rooms. Generally, our Inns are rooms-only facilities designed to appeal to price and quality conscious travelers. Our target customers are business travelers, such as sales representatives and government employees, as well as families and leisure travelers attending events in our markets, such as college or cultural gatherings, fairs, festivals and family reunions.

         As a REIT, we are prohibited from operating our properties. Accordingly, all Jameson Inns and all 25 of the wholly-owned Signature Inns are leased to Jameson Hospitality under master leases. The master leases require Jameson Hospitality to pay us base rent based on the number of rooms in operation on the first day of each month and, where required under the formulas in the master leases, percentage rent based on room revenues as defined in the master leases. Percentage rent is designed to allow us to participate in any growth in revenues at the Inns. The master leases generally provide that a portion of aggregate room revenues in excess of specified amounts will be paid to us as percentage rent.

         Jameson Hospitality is wholly owned by Thomas W. Kitchin, our Chairman and Chief Executive Officer, and his spouse. References to Jameson Hospitality throughout this prospectus refer to either Jameson Hospitality or its predecessors, Jameson Operating Company, Jameson Operating Company, LLC and Jameson Operating Company II, LLC, as appropriate.

         Our mailing address is: Jameson Inns, Inc., 8 East Perimeter Center East, Atlanta, Georgia 30346-1604. Our telephone number is: (770) 901-9020.

                                 USE OF PROCEEDS

         Unless we describe a different use in a prospectus supplement, we intend to use the net proceeds from any sale of securities for working capital and for general corporate purposes This may include the repayment of indebtedness, the financing of capital commitments and possible future acquisitions associated with the continued expansion of our business.

                       RATIO OF EARNINGS TO COMBINED FIXED
                      CHARGES AND PREFERRED STOCK DIVIDENDS

         The following table sets forth our consolidated ratios of earnings to combined fixed charges and preferred stock dividends for the six months ended June 30, 1999 and for each of the last five fiscal years.


                                                                                                             SIX MONTHS
                                                                                                                ENDED
                                                                   YEAR ENDED DECEMBER 31,                    JUNE 30,
                                                      -------------------------------------------------      ----------
                                                      1994       1995        1996       1997       1998         1999
                                                      ----       ----        ----       ----       ----      ----------
         Ratio of earnings to combined fixed charges
           and preferred stock dividends(1)           3.16       1.37        2.84       5.21       1.50         1.48

-------------

(1) For purposes of computing these ratios, earnings are calculated by adding fixed charges (excluding capitalized interest and preferred stock dividends) to income (loss) before extraordinary items. Fixed charges consist of interest costs whether expensed or capitalized, amortization of debt discounts and issuance costs whether expensed or capitalized and preferred stock dividend requirements in applicable periods. Preferred stock dividend requirements represent dividend requirements on the outstanding preferred stock adjusted to reflect the pre-tax earnings that would be required to cover such dividend requirements. Jameson paid preferred stock dividends in 1995, 1998 and during the six months ended June 30, 1999.

                                  RISK FACTORS

         In addition to the other information provided or incorporated by reference in this prospectus, you should consider the following factors carefully in evaluating whether to invest in any securities that we may offer. You should also refer to "Forward Looking Statements" on page 1.

         OUR RAPID EXPANSION CREATES FINANCIAL AND OPERATING RISKS. Our growth strategy contemplates a rapid and continuous development of new Inns and expansions of existing properties. We plan to borrow 100% of the related development and expansion costs. The successful implementation of this strategy depends on numerous factors, including those unique to us and those generally associated with overall hotel, real estate and general economic conditions. Those factors specific to us include our ability to:

         - secure construction and permanent financing to finance such development on terms and conditions favorable to us;

         - assess accurately the market demand for new Inns and expansions of existing properties;

         - identify and purchase or lease new sites which meet our various criteria, including reasonable land prices and ground lease terms;

         - contract for the construction of new Inns and expansions in a manner which produces hotel properties consistent with present quality and standards at a reasonable cost and without significant delays; and

         - manage our business in a cost-effective manner given the increase in the number and geographic dispersion of our Inns.

         In addition, risk factors affecting our profitability include Jameson Hospitality's ability both to manage our Inns and to attract, develop and retain the personnel, procedures and practices necessary to generate the room revenues (as defined in the following sentence) which we anticipate will result from development and expansions of Inns. Under the master leases with Jameson Hospitality, which we refer to collectively as the Jameson Lease, room revenues include all gross room rentals from our rooms, telephone, vending and other miscellaneous income and exclude all credits, commissions, rebates and refunds, sales taxes and other excise taxes.

         No assurance can be given that some or all of the factors discussed above will not preclude or at least delay the development of new Inns and the expansion of existing properties. Similarly, we cannot assure you that the terms of financing available to us or the operating results of any new or expanded hotel properties will not have a negative economic effect on us and reduce the amount of cash available for distribution as dividends.

         POTENTIAL CONFLICTS OF INTEREST EXIST AMONG US AND OUR CHIEF EXECUTIVE OFFICER AND COMPANIES HE OWNS. In addition to his positions with and stock ownership interest in us, Thomas W. Kitchin, Chairman and Chief Executive Officer of Jameson, and his spouse are the owners of Jameson Hospitality, which constructs and operates all of the Inns. Mr. Kitchin also is the sole owner of Kitchin Investments, Inc., the entity which pays and allocates all of our administrative overhead expenses. As a result of Mr. Kitchin's positions with and ownership interests in the various entities, there are inherent conflicts of interest among us, Mr. Kitchin and these other two companies in connection with our development of new and expansion of existing Inns. These relationships create conflicts of interest in our dealings with Jameson Hospitality under the Jameson Lease and the various construction agreements, and with Kitchin Investments in our allocation and payment of our overhead expenses. In that regard, the Jameson Lease, the form of the construction agreements and the cost reimbursement agreement under which Kitchin Investments pays and allocates our overhead were not negotiated on an arm's-length basis.

         WE DEPEND EXCLUSIVELY ON JAMESON HOSPITALITY FOR LEASE REVENUES. Certain rules relating to the qualification of REITs prohibit us from operating our hotels. To comply with these rules, we have leased our hotels to Jameson Hospitality. As a result, we depend exclusively on Jameson Hospitality for lease revenues. Jameson Hospitality's obligations under the Jameson Lease are unsecured. Jameson Hospitality has few liquid assets, a history of operating losses and limited net worth. As a result, Jameson Hospitality has very limited resources to perform certain of its financial obligations under the Jameson Lease. These include indemnifying us against various claims, damages and losses and making payments of base rent.

         Also, under the Jameson Lease, Jameson Hospitality controls the daily operations of the Inns and we have no ability to participate in those decisions. Thus, even if Jameson Hospitality were managing the Inns inefficiently or in a manner which failed to maximize the amount of percentage rent we receive, we would be unable to require a change in operating procedures. The Jameson Lease limits us to seeking redress only if Jameson Hospitality violates the lease terms, and then only to the extent of the remedies set forth in the Jameson Lease. Those remedies include our ability to terminate the Jameson Lease upon certain limited events of default, including Jameson Hospitality's failure to pay base rent.

         WE WILL NEED ADDITIONAL DEBT FINANCING ON FAVORABLE TERMS TO CARRY OUT OUR EXPANSION PLANS. We intend to borrow 100% of the funds required to finance the development of new Inns and the expansion of existing Inns. There is no assurance that we will be able to obtain this financing. In addition, we may borrow additional funds in the future and/or issue corporate debt securities in public or private offerings. We also may need to borrow funds to pay the costs of replacement and refurbishment of furniture, fixtures and equipment of the Inns that we are required to pay under the Jameson Lease. We cannot assure you that we will be able to continue to meet our debt service obligations. To the extent that we cannot, we risk the loss of some or all of our assets, including the Inns, to foreclosure.

         INTEREST RATE INCREASES COULD INCREASE OUR COST OF CURRENT AND FUTURE DEBT. A significant portion of our current loan agreements provide for borrowings at adjustable interest rates secured by a substantial number of our Inns and billboards. Because of the current relative unavailability and high cost of fixed interest rate long-term financing, we anticipate that our future borrowings will be at interest rates which adjust with certain indices. Therefore, our cost of financing will vary subject to events beyond our control. Adverse economic conditions could result in higher interest rates which would increase debt service requirements on floating rate debt and could reduce cash available for distribution. Adverse economic conditions could also cause the terms on which borrowings are available to us to be unfavorable. In those circumstances, if we were in need of capital to repay indebtedness, we could be required to sell one or more Inns at times which might not permit realization of the maximum return on our investment.

         CROSS-COLLATERALIZATION OF PROPERTIES INCREASES RISK OF LOSS. Our current loan agreements provide for cross-collateralization and cross-default with respect to our debt, and future loan agreements will likely contain similar provisions. The results of a cross-default provision are that all of the loans effectively secure repayment of all of our other loans and a default on one loan results in a default on all other loans. In general, these provisions in our loans may place our assets at a greater risk of foreclosure.

         THE FORECLOSURE OF A MORTGAGE ON AN INN COULD HAVE MATERIAL ADVERSE TAX EFFECTS ON US. In the event a mortgage lender were to foreclose on an Inn to enforce its lien in satisfaction of non-recourse debt, we might be required to recognize income. If the amount of the debt discharged exceeded that property's fair market value, the amount of debt discharge income to be recognized would be equal to the excess of the amount of such debt over the fair market value of the property. In addition, we would recognize a capital gain to the extent, if any, that the fair market value of the property exceeded our basis in it. We also could recognize gain in the event a mortgage lender were to foreclose on a recourse debt. The debt discharge income would be subject to the 95% distribution requirement described below in "Federal Income Tax Considerations--Annual Distribution Requirements."

         DEBT REPAYMENT TERMS COULD AFFECT OUR ABILITY TO MAKE CASH DISTRIBUTIONS. If our debt service obligations continue to be based on 15- to 20-year amortizations, the portion of our cash flow necessary to make principal payments on obligations to finance future Inns may exceed the cost recovery deductions, which are based on 39-year useful lives, we can take on our federal income tax return. As a result, our cash available for distribution to our shareholders may not be adequate to allow distribution of 95% of our taxable income. We might be forced to borrow to fund such distribution. If we were unable to borrow the money, and as a result did not make the requisite distribution, our status as a REIT would be jeopardized.

         WE COULD BECOME MORE HIGHLY LEVERAGED. We currently have a policy of limiting our outstanding indebtedness to 65% of the aggregate appraised value of the Inns. However, our organizational documents do not limit the amount of indebtedness that we may incur. Accordingly, our Board of Directors could change the current policies and we could become more highly leveraged, resulting in an increased risk of default on our obligations and in an increase in debt service requirements. Such an increase could adversely affect our financial condition and results of operations, our ability to make dividend distributions to our shareholders which could, as a result, jeopardize our status as a REIT. See "Federal Income Tax Considerations."

         LACK OF INDUSTRY DIVERSIFICATION INCREASES ECONOMIC RISKS. We currently invest only in Inns and intend to continue to limit our investments in the future to Inns. As a result, an investment in Jameson carries with it the risks of an investment concentrated in a single industry and in two closely related segments of that industry. This concentration of our investments in narrow segments of a single industry makes us more vulnerable to adverse effects of occurrences such as economic recessions. Any such occurrence could have a more significant effect on the operation of the Inns and, therefore, on lease revenues and cash available for distribution than if our investments were more economically diverse.

         THE GEOGRAPHIC CONCENTRATION OF INNS INCREASES THE RISKS FROM LOCAL AND REGIONAL ECONOMIC DOWNTURNS AND OTHER EVENTS. All currently operating Jameson Inns are located in the Southeast and approximately 40% of our Jameson Inns' rooms are located in Georgia. All Signature Inns are in the Midwest and approximately 50% of our Signature Inns' rooms are located in Indiana. For the foreseeable future we will continue to restrict development of new Inns to those two regions of the country. This geographic concentration makes us more vulnerable to local and regional occurrences such as economic downturns, seasonal factors and natural disasters. Any of these could adversely affect our lease revenues and cash available for distribution.

         WE RELY HEAVILY ON OUR CURRENT MANAGEMENT. We and Jameson Hospitality have relied and will continue to rely upon the services and expertise of Thomas
W. Kitchin, Chairman, and Chief Executive Officer of Jameson and Jameson Hospitality, for strategic business direction. In addition, certain of our loan agreements provide for a default upon a change of management. The occurrence of any event which would cause us to lose the services of Mr. Kitchin could have a material adverse effect on us. We have purchased a $1.0 million key-man life insurance policy on the life of Mr. Kitchin. There is no assurance, however, that we will continue to maintain such insurance policy in effect or that any proceeds thereof would be sufficient to compensate us for the loss of Mr. Kitchin's services.

         INCREASES IN OUR OUTSTANDING SHARES COULD DILUTE SHAREHOLDERS' INVESTMENTS. We maintain certain stock option and stock grant plans to provide incentive compensation to our directors, officers and key employees and to those of Jameson Hospitality (the "Stock Plans"). The availability for resale of shares of our common stock issued or issuable under the Stock Plans may depress the market price of the our common stock. In addition, to the extent stock options and other incentive awards which may be granted under the Stock Plans vest and are exercised at prices below the net book value of the our common stock, the resulting issuance of shares of our common stock will cause an immediate dilution of the interests of our other shareholders.

         INTEREST RATES AND LIMITED TRADING VOLUME MAY DEPRESS THE PRICE OF OUR CAPITAL STOCK. One of the factors that may influence the price of the our capital stock in public trading markets will be the annual yield from distributions by us on the price paid for shares of our common and preferred stock as compared to yields on other financial instruments. Thus, an increase in market interest rates may result in higher yields on other financial instruments, which could adversely affect the market price of the our common and preferred stock. In addition, the trading volume of equity interests in REITs is generally not as high as in equity interests in other entities. Accordingly, the trading volume of shares of our common and preferred stock may be adversely affected by our status as a REIT, thereby reducing the liquidity of an investment in Jameson.

         WE HAVE CERTAIN ANTITAKEOVER PROVISIONS THAT MAY REDUCE THE LIKELIHOOD OF OUR ACQUISITION BY ANOTHER COMPANY. Certain provisions of our articles of incorporation and bylaws may have the effect of discouraging a third party from making an acquisition proposal for us without the approval of the our Board of Directors and may thereby inhibit a change in control of Jameson under circumstances that could give the holders of our stock the opportunity to realize a premium over the then prevailing market prices. For example, our Board of Directors has three classes of directors with staggered terms of office. Directors for each class have been elected for a three-year term upon the expiration of the then current class term. The staggered terms of directors may affect the shareholders' ability to change control of Jameson even if a change of control were in the shareholders' interest. In addition, to comply with the various restrictions imposed on REITs, our articles of incorporation contain a provision limiting the amount of our voting stock which a shareholder or group of shareholders may own. This limit may have the effect of precluding an acquisition of control of Jameson without the approval of our Board of Directors.

         Our articles of incorporation authorize the Board of Directors to issue up to 10,000,000 shares of preferred stock and to establish the preferences and rights of any shares so issued. Accordingly, our Board of Directors is authorized, without shareholder approval, to issue preferred stock with distribution, dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of shares of our common stock. Issuance of preferred stock could have the effect of delaying or preventing a change of control of Jameson even if a change of control were in our shareholders' interest. To date, our Board has approved the issuance of the 9.25% Series A Cumulative Preferred Stock ("Series A Preferred Stock") and the $1.70 Series S Cumulative Convertible Preferred Stock ("Series S Preferred Stock") totaling 3,528,727 shares.

         CHANGES IN INVESTMENT AND FINANCING POLICIES MAY ADVERSELY AFFECT OUR FINANCIAL CONDITION OR RESULTS OF OPERATIONS. Our Board of Directors determines our investment and financing policies and our policies with respect to certain other activities, including growth, debt capitalization, distributions, operating policies and our qualification as a REIT. Among other things, our Board of Directors could make financing decisions which could result in the creation of interests in Jameson and/or the Inns with priority over the interests of the shareholders, and/or make equity investments in concerns with debt superior to our equity interest. Our Board of Directors has no present intention to amend or revise these policies. However, except with respect to our qualification as a REIT, our Board of Directors may do so at any time without the approval of the shareholders. Any decision by our Board of Directors to relinquish our status as a REIT is subject to the approval of a majority of our voting stock present at a meeting of our shareholders. A change in these policies could adversely affect our financial condition or results of operations.

RISKS OF HOTEL INVESTMENTS

         AN INVESTMENT IN JAMESON WILL BE AFFECTED BY GENERAL REAL ESTATE AND ECONOMIC CONDITIONS. Our ownership of the Inns is subject to varying degrees of risk generally incident to the ownership and operation of real property and, in particular, hotels. Our ownership may be adversely affected by a number of factors, including:

         - the national, regional or local economic climate (which may be adversely impacted by plant closings, industry slowdowns, inflation and other factors);

         - local hotel market conditions (such as an oversupply of guest rooms);

         - perceptions by travelers of the safety, convenience and attractiveness of the Inns;

         - the willingness and ability of Jameson Hospitality to provide capable management and adequate maintenance;

         -        changes in governmental regulations, zoning or tax laws;

         - operating cost increases, labor problems, potential environmental or other legal liabilities, and changes in interest rate levels.

         Although we do not operate the Inns, the impact of these factors on Jameson Hospitality's ability to manage the Inns profitably may affect not only the Inns' value, but room revenues from the Inns and, therefore, rental payments under the Jameson Lease and the amount of distributions to our shareholders.

         WE FACE SIGNIFICANT COMPETITION. There are numerous hotels, including those that are part of major chains with substantial advertising budgets, national reservation systems, marketing programs and greater name recognition than we have, that compete with the Inns in attracting travelers. In addition, many of the Inns are located in smaller communities where the entry of even one additional competitor into the market may materially affect the financial performance of the Inn in that community. Also, to the extent we build new Inns in larger communities, Jameson Hospitality may encounter additional and stronger competition. Increased competition could adversely affect Jameson Hospitality's ability to make lease payments to us.

         WE ARE REQUIRED TO INCUR SIGNIFICANT RENOVATION AND REFURBISHMENT COSTS. Hotels in general, including the Inns, have an ongoing need for renovation and refurbishment. We have adopted a policy of maintaining sufficient cash or available borrowings to fund expenditures for replacement and refurbishment of furniture, fixtures and equipment for the Inns up to an amount equal to 4% of Jameson Hospitality's total aggregate room revenues since July 1, 1995, less the amounts actually expended since that date. The actual amounts expended have exceeded this amount and we are considering an increase in this percentage.

         WE CANNOT ALWAYS BE SURE THAT WE ARE ADEQUATELY INSURED. The ownership of hotel properties by its nature presents risks of liability resulting from injuries to guests and resulting litigation. Under the terms of the Jameson Lease, we carry comprehensive liability, fire, extended coverage, rental loss and business interruption insurance covering all of the Inns with policy specifications and insured limits customarily carried for similar properties. However, we cannot assure you that our insurance coverage will be sufficient to fully protect our business and assets from all claims or liabilities, including environmental liabilities, or that we will be able to obtain additional insurance at commercially reasonable rates. In the event losses or claims are beyond the limits or scope of our insurance coverage, our business and assets could be materially adversely affected. In addition, certain types of losses (such as certain environmental liabilities) are not generally insured because they are either uninsurable or not economically insurable. If an uninsured loss or a loss in excess of insured limits occurs, we could lose our capital invested in the affected Inn, as well as anticipated future revenues from that Inn, while remaining obligated for any mortgage indebtedness or other financial obligations related to that Inn. Any such loss could have a material adverse effect on our financial condition and results of operations.

         WE MUST COMPLY WITH THE AMERICANS WITH DISABILITIES ACT. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. If we were required to make modifications to comply with the ADA, our ability to make expected distributions to our shareholders could be adversely affected. In addition to remedial costs, noncompliance with the ADA could result in imposition of fines or an award of damages in private litigation.

         OUR BUSINESS IS SUBJECT TO SEASONAL FLUCTUATIONS. The hotel industry is seasonal in nature. Hotel revenues are generally greater in the second and third calendar quarters than in the first and fourth quarters. This seasonality will cause quarterly fluctuations in our lease revenues.

RISKS OF REAL ESTATE INVESTMENTS

         REAL ESTATE INVESTMENTS ARE TYPICALLY VERY ILLIQUID. Equity real estate investments, including our investments in the Inns, are relatively illiquid. The illiquidity of our investment in the Inns is further increased by the many of the Inns' location in smaller communities. As a result, our ability to sell or otherwise dispose of any Inn in response to changes in economic or other conditions may be limited.

         WE ARE SUBJECT TO A NUMBER OF ENVIRONMENTAL LAWS AND REGULATIONS. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to properly remediate the property, may adversely affect the owner's ability to borrow using that real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of those substances at the disposal or treatment facility, whether or not that facility is owned or operated by that person. We cannot assure you that

         - there are no material claims or liabilities related to our real property ownership;

         - future laws, ordinances or regulations will not impose any material environmental liability on us; and

         - the current environmental condition of the Inns will not be affected by operation of the Inns, by the condition of properties in the vicinity of the Inns (such as the presence of underground storage tanks) or by third parties.

         Under the terms of the Jameson Lease, we indemnify Jameson Hospitality against environmental liabilities, except those caused by the acts or negligent failures of Jameson Hospitality. In addition, the Jameson Lease provides that Jameson Hospitality will indemnify us against environmental liabilities caused by Jameson Hospitality's acts or negligent failures, although Jameson Hospitality's financial condition may limit the value of such indemnity and, in any event, such indemnity will not apply to or protect us against past unknown violations and related liabilities.

TAX RISKS

         THERE ARE RISKS RELATING TO OUR CONTINUED QUALIFICATION AND OPERATION AS A REIT. We intend to continue to operate in a manner so as to qualify as a REIT under the Internal Revenue Code. A REIT generally is not taxed at the corporate level on income it currently distributes to its shareholders, so long as it distributes at least 95% of its taxable income and satisfies certain other technical and complex requirements. Each offering of securities under the prospectus will require an opinion from Conner & Winters, A Professional Corporation, that commencing with our taxable year beginning January 1, 1994, we have qualified as a REIT under the Internal Revenue Code and that our proposed manner of operation will enable us to continue to meet the requirements for qualification as a REIT. The opinion will be based upon certain representations made by us and upon existing law, which is subject to change, both retroactively and prospectively, and to possibly different interpretations. Furthermore, Conner & Winters' opinion will not be binding upon either the Internal Revenue Service (the "IRS") or the courts. Because our qualification as a REIT in our current and future taxable years depends upon our meeting the requirements of the Internal Revenue Code in future periods, no assurance can be given that we will continue to qualify as a REIT. If, in any taxable year, we were to fail to qualify as a REIT for federal income tax purposes, we would not be allowed a deduction for distributions to shareholders in computing taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, we would be disqualified from treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification was lost. The additional tax liability resulting from the failure to so qualify would significantly reduce the amount of funds available for distribution to our shareholders.

         WE MAY NEED TO BORROW FUNDS IN ORDER TO MAKE THE DISTRIBUTIONS REQUIRED BY THE TAX LAWS. To obtain the favorable tax treatment associated with REITs, we generally will be required each year to distribute to our shareholders at least 95% of our net taxable income (excluding any net capital gain). In addition, we will be subject to tax on our undistributed net taxable income and net capital gain, and a 4% nondeductible excise tax on the amount, if any, by which certain distributions which we pay with respect to any calendar year are less than the sum of 85% of our ordinary net income plus 95% of our capital gain net income for the calendar year.

         We intend to make distributions to our shareholders to comply with the distribution provisions of the Internal Revenue Code and to avoid or minimize income taxes and the nondeductible excise tax. Our income and cash flow will consist primarily of the rents received under the Jameson Lease. Differences in timing between the receipt of income and the payment of expenses in arriving at our taxable income and the effect of required debt amortization payments could require us to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. In these instances, we might need to borrow funds, if they are available to us, in order to avoid adverse tax consequences, even if we believe that then prevailing market conditions are not generally favorable for such borrowings or that such borrowings would not be advisable in the absence of such tax considerations. For federal income tax purposes, distributions paid to shareholders may consist of ordinary income, capital gains, nontaxable return of capital or a combination thereof. We provide each shareholder with an annual statement indicating the tax character of the distributions.

         Distributions are determined by our Board of Directors and depend on a number of factors, including the amount of cash available for distribution, our financial condition, any decision to reinvest rather than to distribute such funds, our capital expenditures, the annual distribution requirements under the REIT provisions of the Internal Revenue Code and such other factors as our Board of Directors considers important. Accordingly, we cannot assure you that we will be able to maintain our expected distribution rate. See "Federal Income Tax Considerations -- Requirements for Qualification" and "-- Annual Distribution Requirements."

                 ARTICLES OF INCORPORATION AND BYLAW PROVISIONS

         Shareholders' rights and related matters are governed by our articles of incorporation and bylaws. Certain provisions of our articles of incorporation and bylaws may make it more difficult to change the composition of our Board of Directors and may discourage or make more difficult any attempt by a person or group to acquiring a controlling interest in us. We have summarized certain provisions of our articles of incorporation and bylaws in this section.

MAJORITY VOTING REQUIREMENT

         Amendments of our articles of incorporation requires the affirmative vote of the holders of at least a majority of the voting stock, voting as a single voting group. Our bylaws may be amended by either the affirmative vote of a majority of all voting stock, voting as a single group, or by an affirmative vote of a majority of our directors then holding office, unless the shareholders prescribe that any such bylaw may not be amended or repealed by our Board of Directors.

SPECIAL MEETINGS

         Our articles of incorporation and bylaws provide that, subject to the rights of any holders of preferred stock to elect additional directors under specified circumstances, shareholder action can be taken at an annual or special meeting of shareholders or by written consent. Shareholders holding 25% or more of the voting stock entitled to vote on any issue to be considered at a proposed special meeting may call a special meeting of shareholders.

STAGGERED BOARD OF DIRECTORS

         Our articles of incorporation and the bylaws provide that the Board of Directors will be divided into three classes of directors, each class constituting approximately one-third of the total number of directors. The separate classes serve staggered three-year terms. The classification of directors will have the effect of making it more difficult for shareholders to change the composition of our Board of Directors. We believe, however, that this longer time required to elect a majority of a classified Board of Directors will help to ensure continuity and stability of our management and policies.

         The classification provisions may also discourage a third party from accumulating large blocks of our stock or attempting to obtain control of Jameson, even though such an attempt might be beneficial to the our shareholders. Accordingly, shareholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

         Under our articles of incorporation, the number of directors is fixed by the bylaws or pursuant to a resolution passed by the Board of Directors or by holders of at least a majority of the voting stock. In addition, our articles of incorporation and the bylaws provide that any vacancies may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum; provided that vacancies created by an increase by shareholder vote of the number of members of the Board of Directors will be filled by a vote of the holders of a majority of the voting stock.

         Under Georgia law, unless the articles of incorporation provide otherwise, directors serving on a classified board may only be removed by the shareholders for cause. Our articles of incorporation and the bylaws provide that directors may be removed for cause upon the affirmative vote of holders of at least a majority of the voting stock, voting together as a single class. Directors may be removed without cause upon the affirmative vote of at least 75% of the voting stock voting together as a single class.

         These provisions, as they relate to holders of our common stock, are subject to any rights of holders of our preferred stock, including the right to elect additional directors under certain circumstances.

RELEVANT FACTORS TO BE CONSIDERED BY THE BOARD OF DIRECTORS

         Our articles of incorporation provide that in determining what is in the best interest of Jameson, a director must consider the interests of our shareholders and, in his or her discretion, may consider:

         - the interests of our employees, suppliers, creditors and customers;

         -        the economy of the nation;

         -        community and societal interests; and

         - the long-term as well as short-term interests of Jameson and our shareholders, including the possibility that these interests may be best served by our continued independence.

         Thus, our Board of Directors may consider numerous judgmental or subjective factors affecting a proposal, including certain nonfinancial matters, and on the basis of these considerations may oppose a business combination or other transaction which, as an exclusively financial matter, might be attractive to some or a majority of our shareholders.

RIGHTS TO ISSUE SECURITIES

         Our articles of incorporation authorize the Board of Directors to create and issue rights to purchase shares of Jameson capital stock or other securities or property. The times at which and terms upon which such rights are to be issued are to be determined by the Board of Directors and set forth in the instruments governing such rights. This provision confirms our Board of Directors' authority to issue share purchase rights, which may have terms that could impede a merger, tender offer or other takeover attempt, or other rights to purchase securities of Jameson or any other corporation.

RELINQUISHMENT OF REIT STATUS

         Approval of a majority of the directors and the affirmative vote of the holders of a majority of the voting stock, voting together as a single class, present at a meeting of shareholders are required before we may relinquish our status as a REIT.

LIMITATION OF LIABILITY OF DIRECTORS

         Our articles of incorporation and bylaws provide that no officer or director shall be personally liable to us or our shareholders for monetary damages for any breach of his duty of care or any other duty he may have as an officer or director, except liability for any appropriation, in violation of the director's duties, of any business opportunity of Jameson, for any acts or omissions that involve intentional misconduct or a knowing violation of law, for liability under Georgia law for unlawful distributions to shareholders, and for any transaction from which the director receives an improper personal benefit. Our articles of incorporation also provide that if Georgia law is amended to authorize the further elimination or limitation of an officer's or director's liability, then the liability of each officer or director will be further eliminated or limited in such manner, without further action by our shareholders (unless such amended provisions of Georgia law require such further action).

         Our bylaws provide that each officer and director will be indemnified for all losses and expenses (including attorneys' fees and costs of investigation) arising from any action or other legal proceeding, whether civil, criminal, administrative or investigative, including any action by and in the right of Jameson, because he is or was a director, officer, employee or agent of Jameson or, at our request, of any other organization. This indemnification is subject to the same exceptions, described in the preceding paragraph, that apply to the limitation of a director's monetary liability to us or our shareholders. Our bylaws also provide for the advance of expenses with respect to any such action, subject to the officer's or director's written affirmation of his good faith belief that he has met the applicable standard of conduct, and the officer's or director's written agreement to repay any advances if it is determined that he is not entitled to be indemnified. The bylaws permit us to enter into agreements providing to each officer or director indemnification rights substantially similar to those set forth in the bylaws, and such agreements will be executed between Jameson and each director. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the articles of incorporation and bylaws, it provides greater assurances to officers and directors that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the shareholders to eliminate the rights it provides.

         In accordance with the applicable provisions of Georgia law, our shareholders approved the limitation of liability provision in the articles of incorporation and the indemnification provisions of the bylaws.

         Any indemnification by us pursuant to the provisions of our articles of incorporation and bylaws described above will be paid out of our assets and will not be recoverable from the shareholders. To the extent that the foregoing indemnification provisions include indemnification for liabilities arising under the Securities Act, in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy and, therefore, unenforceable. We expect to carry director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.


                            RESTRICTIONS ON TRANSFER

         For us to continue to qualify as a REIT under the Internal Revenue Code after January 1, 1995, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (including certain entities) during the last half of a taxable year, and our stock must be owned by 100 or more persons during at least 92% of a taxable year. In addition, certain percentages of our gross income must be from particular activities (see "Federal Income Tax Considerations -- Requirements for Qualification" and "-- Income Tests"). Because our Board of Directors believes it is essential for us to continue to qualify as a REIT, the Ownership Limit (as defined below) was added to our articles of incorporation.

         The Ownership Limit varies among the different classes of our capital stock. With respect to our common stock and our Series A Preferred Stock, it provides that, subject to certain exceptions:

         - Mr. Thomas W. Kitchin cannot own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than that number of shares of our common stock or Series A Preferred Stock which is equal to 20.75% of the outstanding shares of that class of stock or the Related Party Limit (as defined below);

         - American Real Estate Company Ltd. cannot own, directly or indirectly, more than that number of shares of our common stock or Series A Preferred Stock which is equal to 9% of the outstanding shares of that class of stock; and

         - no other shareholder may own, or similarly be deemed to own, more than 6.75% of our outstanding common stock or Series A Preferred Stock.

         For our Series S Preferred Stock, the Ownership Limit restricts any shareholder from owning more than 11.3% of the outstanding shares, provided that the total shares of all classes and series of our capital stock owned by any shareholder may not exceed 9.9% of all of the outstanding shares.

         In addition, since rent from any tenant 10% of which is owned, directly or constructively, by Jameson, including an owner of 10% or more of Jameson, is not qualifying rent for purposes of the gross income tests under the Internal Revenue Code, our articles of incorporation include an additional ownership restriction referred to as the "Related Party Limit." The Related Party Limit provides that any shareholder who owns, or is deemed to own by virtue of the attribution provisions of the Internal Revenue Code (which differ from the attribution provisions applied to the Ownership Limit), in excess of a 9.9% interest or voting power in the capital stock, net assets or profits of an entity from whom we derive gross income cannot own more than 9.9% of our outstanding common stock. A shareholder may request the Board of Directors to grant a waiver of the Ownership Limit or the Related Party Limit. As a condition to granting the request, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our REIT status. The Ownership Limit and Related Party Limit will not apply if the Board of Directors and our shareholders determine that it is no longer in our best interests to continue to qualify as a REIT. If shares in excess of the Ownership Limit, or shares which would cause us to be beneficially owned by fewer than 100 persons, are issued or transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to the stock.

         Shares owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit or Related Party Limit ("Excess Shares") will be automatically transferred to us as trustee for the exclusive benefit of the transferee or transferees to whom the shares are ultimately transferred (without violating the Ownership Limit or Related Party Limit). While the Excess Shares are held in trust, they will not be entitled to vote, they will not be considered for purposes of any shareholders vote or the determination of a quorum for such vote and they will not be entitled to participate in any distributions we make. The intended transferee-shareholder may, at any time the Excess Shares are held by us in trust, transfer the Excess Shares at a price not to exceed the price paid by the intended transferee-shareholder to any individual whose ownership of such Excess Shares would be permitted under the Ownership Limit, at which time the Excess Shares would no longer be Excess Shares. In addition, we have the right, for a period of 90 days during the time the Excess Shares are held by us in trust, to purchase all or any portion of the Excess Shares from the intended transferee-shareholder at the lesser of the price paid for the common stock by the intended transferee- shareholder and the closing market price for the common stock on the date we exercise our option to purchase. The 90-day period commences on the date of the violative transfer of ownership if the intended transferee-shareholder gives us notice of the transfer, or, if no notice is given, the date the Board of Directors determines that a violative transfer of ownership has occurred.

         The Ownership Limit will not be automatically removed even if the REIT provisions of the Internal Revenue Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Limit or Related Party Limit would require an amendment to our articles of incorporation. In addition to preserving our status as a REIT, the Ownership Limit and Related Party Limit may have the effect of precluding an acquisition of control of Jameson without the approval of the Board of Directors.

         All certificates representing shares of common stock and preferred stock will bear a legend referring to these restrictions. All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5% of the outstanding shares of each class and series of our capital stock must file an affidavit with us containing the information specified in the articles of incorporation within 30 days after January 1 of each year. In addition, if we ask, each shareholder must disclose in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

                                  COMMON STOCK

         Under our articles of incorporation, we are authorized to issue a total of 20,000,000 shares of common stock, par value $.10 per share. At September 15, 1999, a total of 11,008,821 shares of common stock were issued and outstanding, held by approximately 4,700 holders of record and approximately 9,500 beneficial holders.

         The following description of the common stock describes certain general terms and provisions of the common stock to which any prospectus supplement may relate, including a prospectus supplement providing that common stock will be issuable upon conversion of preferred stock or upon the exercise of common stock warrants. The description of our common stock is a summary only and the complete terms and provisions are contained in our articles of incorporation.

         The holders of common stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors, and the holders of such shares exclusively possess all voting power, except as otherwise required by law or contained in the instrument containing the terms, rights and conditions applicable to any series of preferred stock established by our Board of Directors. Our articles of incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to any distributions as may be declared from time to time by the Board of Directors from available funds, and upon liquidation are entitled to receive pro rata all Jameson assets available for distribution to such holders. All shares of common stock issued in any offering pursuant to a prospectus supplement will be fully paid and nonassessable and the holders thereof will not have preemptive rights.

         First Union National Bank, Charlotte, North Carolina, is the transfer and dividend payment agent for our common stock.

                              COMMON STOCK WARRANTS

         We may issue common stock warrants for the purchase of common stock. Common stock warrants may be issued independently or together with any other securities offered pursuant to any prospectus supplement and may be attached to or separate from any other securities. Each series of common stock warrants will be issued under a separate warrant agreement to be entered into between us and the common stock warrant recipient or, if the recipients are numerous, a warrant agent identified in the applicable prospectus supplement. The warrant agent, if engaged, will act solely as our agent in connection with the common stock warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of common stock warrants. Further terms of the common stock warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

         The applicable prospectus supplement will describe the terms of any common stock warrants in respect of which this prospectus is being delivered, including, where applicable, the following: (1) the title of such common stock warrants; (2) the aggregate number of such common stock warrants; (3) the price or prices at which such common stock warrants will be issued; (4) the designation, number and terms of the shares of common stock purchasable upon exercise of such common stock warrants; (5) the designation and terms of the other securities with which such common stock warrants are issued and the number of such common stock warrants issued with those other securities; (6) the date, if any, on and after which such common stock warrants and the related common stock will be separately transferable; (7) the price at which each share of common stock purchasable upon exercise of such common stock warrants may be purchased; (8) the date on which the right to exercise such common stock warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such common stock warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any;
(11) a discussion of certain federal income tax considerations relevant to a holder of such common stock warrants; and (12) any other terms of such common stock warrants, including terms, procedures and limitations relating to the exchange and exercise of such common stock warrants.


                                 PREFERRED STOCK

GENERAL

         Under our articles of incorporation, we are authorized to issue 10,000,000 shares of preferred stock, par value of $1.00 per share. At September 15, 1999, there were 1,272,727 shares of our 9.25% Series A Cumulative Preferred Stock ("Series A Preferred Stock") and 2,256,000 shares of our $1.70 Series S Cumulative Convertible Preferred Stock ("Series S Preferred Stock") outstanding.

         We are describing in this section certain anticipated general terms and provisions of the preferred stock which may be offered by any prospectus supplement. Certain other terms of any series of preferred stock (which terms be different from those stated below) will be described in the prospectus supplement to which such series relates. This description is a summary of anticipated terms and the complete terms of any preferred stock which may be offered will be described in the applicable provisions of the prospectus supplement and our articles of incorporation (including the amendment describing the designations, rights and preferences for each series of preferred stock) and bylaws.

         Our Board of Directors is empowered by our articles of incorporation to designate and issue from time to time one or more classes or series of preferred stock without shareholder approval. The Board of Directors may affix and determine the relative rights, preferences and privileges of each class or series of preferred stock to be issued. Because the Board of Directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders in any series or class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of our common stock. The preferred stock will, when issued, be fully paid and nonassessable. The issuance of preferred stock could have the effect of delaying or preventing a change in control of Jameson.

         The prospectus supplement relating to any offering of our preferred stock will describe the specific terms of the stock, including:

         -        its title and stated value;

         -        the number of shares of offered;

         -        the liquidation preference per share;

         -        the offering price;

         - the dividend or distribution rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such preferred stock;

         -        the date from which dividends shall accumulate, if applicable;

         - the procedures for any auction and remarketing, if any, for such preferred stock;

         -        the provision for a sinking fund, if any;

         -        the redemption provisions, if applicable;

         -        any listing on any securities exchange;

         - the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation thereof);

         - a discussion of certain federal income tax considerations relevant to a holder;

         - the relative ranking and preferences as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Jameson;

         - any limitation on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Jameson;

         - any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT; and

         - any other specific terms, preferences, rights, limitations or restrictions.

RANK

         Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend or distribution rights and rights upon liquidation, dissolution or winding up of Jameson, rank

         - senior to all classes or series of our common stock, and to all other equity and debt securities which are specifically designated as ranking junior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of Jameson;

         - on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the common stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up; and

         - junior to all of our debt securities (unless the terms of the debt securities provide otherwise) and our other secured and unsecured indebtedness.

DIVIDENDS

         Holders of shares of the preferred stock of each series will be entitled to receive, when, as and if declared by our Board of Directors, out of our assets legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable prospectus supplement) at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on our stock transfer books on record dates which are fixed by our Board of Directors.

         The applicable prospectus supplement will state whether dividends on any series of the preferred stock are cumulative or non-cumulative. Dividends, if cumulative, will be cumulative from and after the date stated in the prospectus supplement. If our Board of Directors fails to declare a dividend payable on a dividend payment date on any series of the preferred stock for which dividends are noncumulative, then the holders of that series of our preferred stock will have no right to receive a dividend for the dividend period ending on that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment date.

         Unless the applicable prospectus supplement states otherwise, if any shares of the preferred stock of any series are outstanding, if we may not pay, declare or set apart for payment full dividends on preferred stock of any other series ranking, as to dividends, on a parity with or junior to the preferred stock of that series for any period., we fail to pay full dividends (which include all unpaid dividends in the case of cumulative dividend preferred stock), or to contemporaneously declare and pay, or to declare and set apart a sum sufficient for the payment thereof, full dividends on a series of preferred stock.

         If we do not pay full dividends (or do not set apart a sum sufficient for payment of full dividends) upon the shares of our preferred stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the preferred stock of that series, we must declare all dividends upon shares of preferred stock pro rata among the holders of such series. We will not pay any interest, or sum of money in lieu of interest, on any dividend payment or payments on preferred stock of any series which may be in arrears.

         Until we pay required dividends on our preferred stock, we may not declare or pay or set aside for payment or other distribution any dividends upon the common stock or on any other shares of our capital stock ranking junior to or on a parity with the preferred stock of that series as to dividends or upon liquidation (other than on preferred stock or other capital stock ranking on a parity to the preferred stock of that series as to dividends and upon liquidation), nor may we redeem, purchase or otherwise acquire for any consideration (or pay any money to or make available any money for a sinking fund for the redemption of any shares of any such stock) any common stock or any other shares of our capital stock ranking junior to or on a parity with the preferred stock of that series as to dividends or upon liquidation, except by conversion into or exchange for other capital stock ranking junior to the preferred stock of that series as to dividends and upon liquidation.

         Any dividend payment we make on shares of a series of preferred stock will first be credited against the earliest accrued but unpaid dividend due with respect to shares of preferred stock of that series which remains payable.

REDEMPTION

         If stated in the applicable prospectus supplement, we may redeem shares of our preferred stock either at our option or by mandatory redemption, as a whole or in part, in each case upon the terms, at the times and at the redemption prices stated in the applicable prospectus supplement.

         The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of such preferred stock that we will redeem in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which will not, if such preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. We may pay the redemption price in cash or other property, as stated in the prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of our capital stock, the terms of the preferred stock may provide that, if no such capital stock has been issued, or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred stock will automatically and mandatorily be converted into shares of our applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

         So long as any dividends on shares of any series of our preferred stock ranking on a parity as to dividends and distributions of assets with that series of the preferred stock are in arrears, we may not redeem any shares of any such series of our preferred stock (whether by mandatory or optional redemption) unless we redeem at the same time all such shares, and we will not purchase or otherwise acquire any such shares. However, this restriction will not prevent the purchase or acquisition of such shares of preferred stock to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of that series. In addition, unless we have paid or contemporaneously declared and paid for all past dividend periods the full cumulative dividends on all outstanding shares of any cumulative preferred stock of that series and any other of our stock ranking on a parity with that series as to dividends and upon liquidation, we will not purchase or otherwise acquire directly or indirectly any shares of preferred stock of that series (except by conversion into or exchange for stock ranking junior to the preferred stock of that series as to dividends and upon liquidation). These restrictions will not, however, prevent us from purchasing or acquiring shares of our preferred stock to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of that series.

         If we are going to redeem fewer than all of the outstanding shares of preferred stock of any series, we will determine the number of shares to be redeemed and we may redeem the shares pro rata from the holders of record of those shares in proportion to the number of shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method we determine that will not result in the issuance of any Excess Shares.

         Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a share of preferred stock of any series to be redeemed at the address shown on our stock transfer books. If notice of redemption of any shares of preferred stock has been given and if we have set aside the funds necessary for such redemption in trust for the benefit of the holders of any shares of preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on the shares of preferred stock, which shall no longer be deemed outstanding, and all rights of the holders of those shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

         Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment is made to the holders of our common stock, or any other class or series of our capital stock ranking junior to the preferred stock in the distribution of our assets upon our liquidation, dissolution or winding up, the holders of each series of preferred stock shall be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of preferred stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and the corresponding amounts payable on all shares of our other classes or series of capital stock ranking on a parity with our preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of our preferred stock and all other such classes or series of our capital stock will share ratably in any such distribution of our assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

         If liquidating distributions have been made in full to all holders of shares of our preferred stock, our remaining assets will be distributed among the holders of any other classes or series of our capital stock ranking junior to our preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

VOTING RIGHTS

         Holders of our preferred stock will not have any voting rights, except as described below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

         Any series of preferred stock may provide that, so long as any shares of that series of preferred stock remain outstanding, the holders of that series may vote as a separate class on certain specified matters, which may include changes in our capitalization, amendments to our articles of incorporation, and mergers and dispositions.

         The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required occurs, we have redeemed or called for redemption all outstanding shares of that series of preferred stock after giving prior notice and have irrevocably deposited in trust sufficient funds to redeem the shares.

         The provisions of a series of our preferred stock may provide for additional rights, remedies and privileges if dividends on that series are in arrears for specified periods, which rights and privileges will be described in the applicable prospectus supplement.

         In any event, under Georgia law, holders of each series of our preferred stock will be entitled to vote upon a proposed amendment to our articles of incorporation, whether or not entitled to vote thereon by our articles of incorporation, if the amendment would alter the contract rights, as set forth in the articles of incorporation, of their shares of stock.

CONVERSION RIGHTS

         The terms and conditions, if any, upon which shares of any series of our preferred stock are convertible into common stock will be set forth in the applicable prospectus supplement. These terms will include the number of shares of our common stock into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or the option of the holders of the preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred stock.

RESTRICTIONS ON OWNERSHIP

         Our preferred stock is subject to certain restrictions on ownership and transfer described above under "Restrictions on Transfer."

         First Union National Bank, Charlotte, North Carolina, is the transfer and dividend payment agent for the outstanding series of our preferred stock.



                              PLAN OF DISTRIBUTION

         The distribution of our securities may be made from time to time in one or more transactions (which may involve block transactions) on the Nasdaq National Market, in negotiated transactions, through the writing of common stock warrants or through the issuance of preferred stock convertible into common stock (whether such common stock warrants or preferred stock is listed on a securities exchange or otherwise, or a combination of these methods of distribution, at a fixed price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. Further, the distribution of any securities in one or more special offerings pursuant to a dividend reinvestment plan or other similar plan may be made from time to time at a fixed price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement will describe the method of distribution of the securities offered therein.

         We may sell securities in any of three ways: (1) to or through underwriters or dealers; (2) through agents; or (3) directly to one or more purchasers. Each prospectus supplement will set forth the terms of that offering of the securities, including the name or names of any underwriters, dealers or agents, the purchase price of such securities, the proceeds we will receive from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

         If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of the securities will be named in the prospectus supplement relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise stated in the prospectus supplement relating thereto, the obligations of the underwriters or agents to purchase a particular offering of securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the particular securities offered if any are purchased.

         If dealers are utilized in the sale of a particular offering of securities with respect to which this prospectus is delivered, we will sell the securities to the dealers as principal. The dealers may then resell such securities to the public at varying prices to be determined by the dealers at the time of resale. The names of the dealers and the terms of the transaction will be stated in the prospectus supplement relating thereto. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         Only underwriters named in a prospectus supplement will be deemed to be underwriters in connection with the securities described therein. Firms not so named will have no direct or indirect participation in the underwriting of such securities, although such a firm may participate in the distribution of such securities under circumstances entitling it to a dealer's commission. It is anticipated that any underwriting agreement pertaining to any such securities will (1) entitle the underwriters to indemnification by us against certain civil liabilities under the Securities Act or to contribution with respect to payments which the underwriters may be required to make in respect thereof, (2) provide that the obligations of the underwriters will be subject to certain conditions precedent and (3) provide that the underwriters generally will be obligated to purchase all such securities if any are purchased.

         We may offer securities directly or through agents we designate from time to time at fixed prices, which may be changed, or at varying prices determined at the time of sale. Any such agent will be named, and the terms of any such agency (including any commissions payable to the agent) will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will act on a reasonable best efforts basis for the period of its appointment. Agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the securities described therein and, under agreements which may be entered into with us, may be entitled to indemnification by us against certain civil liabilities under the Securities Act or to contribution with respect to payments which the agents may be required to make in respect thereof.

         If stated in a prospectus supplement, we will authorize underwriters or other agents to solicit offers by certain specified entities to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery at a specified future date. The obligations of any purchaser under any such contract will not be subject to any conditions except those described in such prospectus supplement. Such prospectus supplement will set forth the commissions payable for solicitations of such contracts.

         Underwriters and agents may purchase and sell the securities in the secondary market, but are not obligated to do so. There can be no assurance that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the securities.

         Underwriters and agents may engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

         Each class or series of securities will be a new issue of securities with no established trading market, other than the common stock, the Series A Preferred Stock, and the Series S Preferred Stock, which are each listed on Nasdaq National Market. We may elect to list any other class or series of securities on any exchange or on The Nasdaq Stock Market, but we are not obligated to do so. However, any shares of common stock, Series A Preferred Stock or Series S Preferred Stock sold pursuant to a prospectus supplement will be listed on the Nasdaq National Market, subject to official notice of issuance.

          Any underwriters to whom we sell securities for public offering and sale may make a market in such securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any of our securities.

         Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities; and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on The Nasdaq Stock Market or otherwise. For a description of these activities, see "Plan of Distribution" or "Underwriting" in the applicable prospectus supplement.

         In order to comply with the securities laws of certain states, if applicable, securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We have entered into a Sales Agency Agreement (the "Sales Agency Agreement") with RCG Brinson Patrick, a division of Ramius Securities, LLC (the "Agent"), a copy of which has been filed as an exhibit to the Registration Statement. Subject to the terms and conditions of the Sales Agency Agreement, we may issue and sell up to 1,000,000 shares of common stock (subject to the provisions described in the next paragraph) from time to time through the Agent, as our exclusive sales agent. Such sales, if any, will be made by means of ordinary brokers' transactions through the facilities of the Nasdaq National Market at prices prevailing at the time of sale. These sales will be made during a series of one or more sales periods, each consisting of five consecutive calendar days, each commencing on Monday and ending on Friday, or such lesser number of days to be agreed to by us and the Agent. These sales will be made by the Agent on a best efforts basis.

          We may terminate the Sales Agency Agreement on its second anniversary. The Agent has the right to terminate the Sales Agency Agreement under certain circumstances specified in that agreement.

                        FEDERAL INCOME TAX CONSIDERATIONS

         This summary of material federal income tax considerations regarding the offering is based on current law. It does not deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

         YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF THE SHARES AND OF OUR ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF JAMESON

         We made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year beginning January 1, 1994. We believe that commencing with the 1994 taxable year, we were organized and we have operated in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code. We intend to continue to operate in such a manner, but we cannot guarantee that we have operated in a manner, or will operate in a manner in the future, so as to remain qualified as a REIT.

         The sections of the Internal Revenue Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion summarizes the material aspects of the Internal Revenue Code sections that govern the federal income tax treatment of a REIT and its shareholders. Because it is a summary, it does not cover all aspects of this subject. In order to understand all of the rules and regulations applicable to us as a REIT, you need to refer to the applicable Internal Revenue Code provisions, Treasury Regulations and administrative and judicial interpretations thereof.

         It is the opinion of Conner & Winters, A Professional Corporation ("Conner & Winters"), our counsel, that, commencing with our taxable year beginning January 1, 1994, we were organized and have operated in conformity with the requirements for qualification as a REIT and our proposed method of operations will enable us to continue to meet the requirements for qualification and taxation as a REIT under current Internal Revenue Code provisions. Conner & Winters' opinion is based on various assumptions and is conditioned upon certain representations we made as to factual matters, including representations regarding the nature of our properties and the future conduct of our business. Such factual assumptions and representations are set out in the federal income tax opinion that will be delivered by Conner & Winters. Moreover, such qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, distribution levels and stock ownership, the various qualification tests imposed under the Code. Conner & Winters will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see "-- Failure to Qualify" below.

         As long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is currently distributed to our shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. However, we will be subject to federal income or excise tax as follows: First, we will be taxed at regular corporate rates on our REIT taxable income, which is defined generally as taxable income (subject to certain adjustments), including net capital gains, less dividends (or certain deemed dividends) paid to shareholders. Second, we will generally be subject to the "alternative minimum tax" if REIT taxable income plus any tax adjustments and preferences is greater than dividends paid to shareholders. Third, if we have (1) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of a trade of business or (2) other nonqualifying net income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (generally certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), this income will be subject to a 100% tax. Fifth, if we should fail to satisfy the 75% or 95% gross income tests discussed below and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on the net income attributable to the greater of the amount by which we fail the 75% or 95% gross income tests. Sixth, generally, if we fail to distribute to our shareholders during each calendar year an amount equal to our required distribution, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution amount over the amount actually distributed for the year. The amount of required distribution is equal to the sum of (1) 85% of our ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) the amount, if any, of the required distribution for the previous year over the amount actually distributed for that year.

         In addition, pursuant to IRS Notice 88-19, if during the 10-year period (the "Recognition Period") beginning on the first day of the first taxable year for which we qualified as a REIT, we recognize gain on the disposition of any asset held by us as of the beginning of such Recognition Period, then, to the extent of the excess of (1) the fair market value of such asset as of the beginning of such Recognition Period over (2) our adjusted basis in such asset as of the beginning of the Recognition Period (the "Built-In Gain"), such Built-In Gain, which may be reduced by certain net operating loss carryforwards, will be subject to tax at the highest regular corporate rate. The Recognition Period began January 1, 1994, and will expire December 31, 2003. Further, if we acquire any asset from a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation (such as our acquisition of Signature Inns by reason of our acquisition of Signature Inns, Inc. on May 7,
1999), and we recognize gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by us, then, to the extent of the Built-In Gain, such gain will be subject to tax at the highest regular corporate rate, pursuant to regulations that have not yet been promulgated. The amount of our Built-In-Gain based on the appraisals obtained in connection with its initial public offering in 1994 is approximately $8.1 million and will discourage a disposition by us of any Inn held at the time until after 2003. The amount of our Built-In Gain attributable to the Signature Inns acquisition is less than $1.0 million.

REQUIREMENTS FOR QUALIFICATION

         The Internal Revenue Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) at any time during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities); (7) which makes an election to be a REIT and satisfies all relevant filing and other administrative requirements established by the IRS that must be met in order to elect and maintain REIT status; (8) which uses a calendar year for federal income tax purposes and complies with the record keeping requirements of the Internal Revenue Code and Treasury Regulations promulgated thereunder; and (9) which meets certain other tests, described below, regarding the nature of its income and assets. The Internal Revenue Code provides that conditions (1) to
(4), inclusive, must be met during the entire taxable year and that condition
(5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. We have represented that we have met since we became a publicly held company, and we currently do meet, all of such definitional requirements.


INCOME TESTS

         In order for us to maintain our qualification as a REIT, we must satisfy two gross income tests annually.

         - First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or qualified temporary investment income.

         - Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends and other types of interest and gain from the sale or disposition of stock or securities.

         Rents received by us under the master leases with Jameson Hospitality will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met.

         - First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Therefore, the percentage rent provisions of the master leases should not disqualify rental income received from Jameson Hospitality.

         - Second, the Internal Revenue Code provides that rents received from a tenant, directly or indirectly, will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). We have represented that we have since January 1, 1994, satisfied, and we will use our best efforts to continue to satisfy this requirement. Therefore,

         Jameson Hospitality is not and should not become a Related Party Tenant of Jameson (by reason of our adherence to the Ownership Limit and the Related Party Limit).

         - Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Applicable Internal Revenue Code provisions provide that with respect to each lease, rent attributable to the personal property for the taxable year is that amount which bears the same ratio to total rent as the average of a REIT's adjusted bases of all personal property at the beginning and at the end of each taxable year bears to the average of the REIT's aggregate adjusted bases of all real and personal property at the beginning and at the end of such taxable year. We have represented that the resulting rental income attributable to personal property since January 1, 1994 has been, and will continue to be less than 15%; however, if we project that for any Inn for any taxable year the resulting rental income attributable to personal property may exceed 15% of all rental income, a portion of the personal property of that Inn may be sold by us to Jameson Hospitality, with the lease payments adjusted accordingly.

         - Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the leased property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue; provided, however, we may directly perform certain services other than services which are considered rendered to the occupant of the property.

         We have represented that we have not, do not and will not knowingly (1) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above); (2) rent any property to a Related Party Tenant; (3) lease personal property in connection with the rental of any Inn which would cause the rental income attributable to such personal property to exceed 15% of the amount of total rental income; or (iv) perform services considered to be rendered for the occupants of the Inns other than through an independent contractor.

         Under the master leases, Jameson Hospitality has leased the land, buildings, improvements, furnishings, and equipment comprising the Inns from us. Jameson Hospitality pays us a per room rent ("Base Rent") plus additional rent based on a percentage of the gross room rental revenues ("Percentage Rent," with the total of the Base Rent and Percentage Rent being called "Total Rent"). In order for the Total Rent to constitute "rents from real property," the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint venture or some other type of arrangement. The determination of whether the leases are true leases depends on an analysis of all of the surrounding facts and circumstances.

         In addition, pursuant to Section 7701(e) of the Internal Revenue Code, a service contract, partnership agreement, or some other type of arrangement may be treated instead as a lease of property if the contract, agreement or arrangement is properly treated as a lease of property, taking into account all relevant factors, including whether or not: (1) the service recipient is in physical possession of the property, (2) the service recipient controls the property, (3) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the service recipient shares the risk that the property will decline in value, the service recipient shares in any appreciation in the value of the property, the service recipient shares in savings in the property's operating costs, or the service recipient bears the risk of damage to or loss of the property), (4) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the lease, (5) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient and (6) the contract price does not substantially exceed the rental value of the property for the term of the lease.

         Under the master leases, (1) Jameson Hospitality has the right to exclusive possession, use and quiet enjoyment of the Inns during the term of the master leases, (2) Jameson Hospitality bears the cost of, and is responsible for daily maintenance and repair of the Inns, other than the cost of maintaining underground utilities and structural elements (including the roofs) of the improvements, (3) Jameson Hospitality dictates how the Inns are operated, maintained, and improved and bears all of the costs and expenses of operating the Inns (including the cost of any inventory used in their operation) during the term of the leases (other than real and personal property taxes, casualty, liability and other types of insurance and equipment and the maintenance of structural elements, roofs and underground utilities), (4) Jameson Hospitality benefits from any savings in the costs of operating the Inns during the term of the leases, (5) in the event of damage or destruction to an Inn, Jameson Hospitality is at economic risk because it will be obligated to restore the property to its prior condition and bear all costs of such restoration in excess of any insurance proceeds (except, under certain circumstances, during the last six months of the term of the master leases), (6) Jameson Hospitality has indemnified us against all liabilities imposed on us during the term of the master leases by reason of injury to persons or damage to property occurring at the Inns or due to Jameson Hospitality's use, management, maintenance or repair of the Inns, and (7) Jameson Hospitality is obligated to pay substantial fixed rent for the term of the leases. In addition, we have represented that the Total Rent under the leases does not substantially exceed the fair rental value of the Inns.

         Pursuant to IRS Revenue Ruling 55-540, if one or more of the following conditions are present, the master leases will instead be considered as conditional contracts for purchase and sale of the Inns:

         - portions of the periodic payments are made specifically applicable to an equity interest in the property to be acquired by Jameson Hospitality,
         - Jameson Hospitality will acquire title upon the payment of a stated amount of "rentals" under the contract which it is required to make,
         - the total amount which Jameson Hospitality is required to pay for a relatively short period of use constitutes an inordinately large proportion of the total sum required to be paid to secure the transfer of the title,
         - the agreed "rental" payments materially exceed the current fair rental value,
         - the property may be acquired under a purchase option at a price which is nominal in relation to the value of the property at the time when the option may be exercised, as determined at the time of entering into the original agreement, or which is a relatively small amount when compared with the total payments which are required to be made, and
         - some portion of the periodic payments is specifically designated as interest or is otherwise readily recognizable as the equivalent of interest.

         Under the master leases, (1) no portion of the Total Rent has been or will be applied to any equity interest in the Inns to be acquired by Jameson Hospitality, (2) Jameson Hospitality has not acquired and will not be acquiring title to the Inns upon the payment of a stated amount of either Base Rent or Percentage Rent, (3) the Total Rent does not and will not materially exceed the current fair rental value of the Inns (according to the Company's representation), (4) the Inns may not be acquired by Jameson Hospitality under a purchase option and (5) no portion of either Base Rent or Percentage Rent has been or will be specifically designated as interest or will be recognizable as the equivalent of interest. Based on a review of the relevant authorities, and such facts and representations of the Company, Conner & Winters is of the opinion that the master leases will be treated as true leases for federal income tax purposes. As stated above, an opinion of counsel is not binding on the IRS or any court. Accordingly, we cannot assure you that the IRS will not challenge the tax treatment of the master leases, or, if it does, that it will not be successful. If the master leases are recharacterized as a service contract, partnership agreement, or some other type of arrangement rather than a true lease, part or all of the payments that we receive from Jameson Hospitality may not satisfy the various requirements for qualification as "rents from real property." In that case, we likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would fail to qualify as a REIT.

         Any gross income derived from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. We have represented that none of our assets are or have been held for sale to customers in the ordinary course of its business and that the sale of an Inn and associated property will not be in the ordinary course of our business. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. Nevertheless, we have represented that we have since January 1, 1994 complied with and covenanted that we will attempt to continue to comply with the terms of the safe- harbor provisions in the Internal Revenue Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company can comply with the safe-harbor provisions of the Internal Revenue Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

         If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions will generally be available if (1) our failure to meet such tests is due to reasonable cause and not due to willful neglect, (2) we attach a schedule of the sources of our gross income to our return, and (3) any incorrect information on such schedule was not due to fraud with intent to evade tax. We cannot state, however, whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions apply, a 100% tax would be imposed which would be equal to the excess of 75% or 95% of our gross income over our qualifying income in the relevant category, whichever is greater, multiplied by the ratio that REIT taxable income bears to gross income for the taxable year (with certain adjustments).

ASSET TESTS

         At the close of each quarter of our taxable year, we must also satisfy three tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by "real estate assets" which means (1) real property (including interests in real property and interests in mortgages on real property), (2) shares in other REIT's (3) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company, and (4) cash, cash items (including receivables) and government securities. Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets and we may not own more than 10% of such issuer's outstanding voting securities. We have represented that we have satisfied these asset tests since December 31, 1993, and we have agreed that we will use our best efforts to continue to satisfy such tests in the future.

         After meeting the assets tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We have represented that we maintain adequate records of the value of our assets to ensure compliance with the asset test and we intend to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, we can't assure you that this action will always be successful.

ANNUAL DISTRIBUTION REQUIREMENTS

         In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to (A) the sum of (1) 95% of our "REIT taxable income" (computed without regard to the dividends paid deduction and any net capital gain) and (2) 95% of our net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. In addition, if we dispose of any asset during our Recognition Period, we will be required to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 95%, but less than 100% of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular corporate tax rates. Furthermore, if we should fail to distribute our required distribution during each calendar year, we would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.

         We have represented that we have since January 1, 1994 made, and covenanted that we hereafter will make, timely distributions sufficient to satisfy all annual distribution requirements. However, it is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Therefore, we could have less cash available for distribution than would be necessary to meet our annual 95% distribution requirement or to avoid federal corporate income tax with respect to capital gain or the 4% nondeductible excise tax imposed on certain undistributed income. To meet the 95% distribution requirement necessary to qualify as a REIT or to avoid federal income tax with respect to capital gain or the excise tax, it could be necessary for us to borrow funds.

         Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to shareholders in a later year. If we declare a dividend before the date on which our tax return is due for a taxable year (including extensions) and distribute the amount of such dividend to shareholders in the 12-month period following the close of such taxable year, such subsequent year dividend may be deductible in computing our REIT taxable income for the immediately preceding year. The distribution of such dividend must be made no later than the date of the first regular dividend payment made after the declaration and distribution of such dividend and we must elect such treatment in our return.

         Shareholders receiving subsequent year distributions are taxable on such distributions in the year of actual receipt except in the following case. Any distributions we declare in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by us and received by the shareholder on December 31, provided that the distribution is actually paid during January of the following calendar year. However, if we actually pay the declared distributions before December 31, the distributions will be treated as both paid by us and received by the shareholders on the actual dates paid and received, respectively.

         If, as a result of an audit by the IRS, the REIT taxable income for a prior taxable year is increased, we may elect to distribute an additional "deficiency dividend," as defined under Section 860 of the Internal Revenue Code, and claim an additional deduction for dividends paid for such taxable year in order to meet the annual distribution requirement. All deficiency dividends must be distributed within 90 days after the final determination of an audit, and the claim for such deficiency dividends must be filed within 120 days of such determination. We would also be liable for the payment of interest charges on the amount of the deficiency dividend. However, the payment of such dividends would ensure that our qualification as a REIT would not be jeopardized due to a failure to meet our annual distribution requirement.

FAILURE TO QUALIFY

         If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction (such deduction is not available to corporate distributees so long as we qualify as a REIT). Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

TAXATION OF SHAREHOLDERS

                  Tax Consequences to Non Tax-Exempt U.S. Shareholders

         As long as we qualify as a REIT, distributions made to our taxable U.S. shareholders from current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income in the year they are received and will not be eligible for the dividends received deduction for corporations. Such distributions will be treated as portfolio income and not as income from passive activities. Accordingly, shareholders will not be able to apply any passive losses against such income. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which a shareholder has held our stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

         Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent such distributions do not exceed the adjusted basis of such U.S. shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a U.S. shareholder's shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are held as a capital asset by the U.S. shareholder. Shareholders may not include in their income tax returns any net operating losses or capital losses of the Company. Finally, in general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from us required to be treated by such shareholder as long-term capital gain.

         In determining the extent to which a distribution on the Series A Preferred Stock or Series S Preferred Stock constitutes a dividend for tax purposes, our earnings and profits will be allocated, on a pro rata basis, first to distributions with respect to the Series A Preferred Stock and the Series S Preferred Stock, and then to the common stock.

         Under the Internal Revenue Code we are permitted to make an election to treat all or a portion of our undistributed net capital gain as if it had been distributed to our shareholders. If we were to make such an election, our shareholders would be required to include in their income as long-term capital gain their proportionate share of our undistributed net capital gain, as we designated. Each of our shareholders would be deemed to have paid his proportionate share of our income tax with respect to such undistributed net capital gain, and this amount would be credited or refunded to the shareholder. In addition, the tax basis of the shareholder's stock would be increased by his or her proportionate share of undistributed net capital gain included in his or her income less his or her proportionate share of our income tax with respect to such gains. With respect to distributions we designate as capital gain dividends, we may designate (subject to certain limits) whether the dividend is taxable to shareholders as a 20% rate gain distribution or as an unrecaptured depreciation distribution taxed at a 25% rate.

                  Information Reporting Requirements and Backup Withholding

         We will report to our U.S. shareholders and the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. See below "-- Taxation of Non-U.S. Shareholders."

                  Taxation of Tax-Exempt Shareholders

         Distributions to a U.S. shareholder that is a tax-exempt entity should not constitute "unrelated business taxable income" as defined in Section 512(a) of the Internal Revenue Code ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of our shares with "acquisition indebtedness" within the meaning of Section 514(c) of the Internal Revenue Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, if we are considered to be a pension-held REIT, then a portion of the dividends paid to qualified trusts (any trust defined under Section 401(a) and exempt from tax under Section 501(a)) that owns more than 10 percent by value in the REIT may be considered UBTI. In general, a pension-held REIT is a REIT that is held by at least one qualified trust holding more than 25% by value of the interests in the REIT or by one or more qualified trusts (each of whom owns more than 10% by value) holding in the aggregate more than 50% by value of the interests in the REIT. We are not currently a pension-held REIT.

                  Taxation of Non-U.S. Shareholders

         The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and we will make no attempt herein to provide more than a summary of such rules. The Treasury Department issued new final regulations relating to withholding, information reporting and backup withholding on U.S. source income paid to foreign persons (including, for example, dividends we pay to our foreign shareholders). These regulations generally will be effective with respect to payments made after December 31, 2000, subject to certain transition rules. We urge prospective investors to consult their own tax advisors as to the effect, if any, of the final regulations on their purchase, ownership and disposition of shares of common stock.

         Distributions to Non-U.S. Shareholders that are not attributable to gain from sales or exchanges by us of United States real property interests and not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent their source is our current or accumulated earnings and profits. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from a Non-U.S. Shareholder's investment in our stock is treated as effectively connected with the Non-U.S. Shareholder's conduct of a United States trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). We expect to withhold United States income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (1) a lower treaty rate applies or (2) the Non-U.S. Shareholder files an IRS Form 4224 with us claiming that the distribution is "effectively connected" income within the meaning of
Section 871 of the Internal Revenue Code. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Shareholder to the extent that such distributions do not exceed the adjusted basis of the Non-U.S. Shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares in Jameson, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of our current and accumulated earnings and profits, the distribution will be subject to withholding at a 30% rate. Further, pursuant to recently enacted legislation, we will be required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that such distribution was in excess of our current and accumulated earnings and profits and the amount withheld exceeded the Non-U.S. Shareholder's U.S. tax liability, if any.

         For any year in which we qualify as a REIT, distributions that are attributable to gain from our sales or exchanges of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Shareholder as if such gain were "effectively connected" with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. Shareholders (subject to any applicable alternative minimum tax). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the case of a foreign corporate shareholder not entitled to treaty exemption. We are required by Treasury Regulations to withhold 35% of any distribution to a Non-U.S. Shareholder that could be designated by us as a capital gains dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

         Gain recognized by a Non-U.S. Shareholder upon a sale of shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the REIT's stock was held directly or indirectly by foreign persons. We believe that we are a "domestically controlled REIT," and therefore the sale of our shares should not be subject to taxation under FIRPTA. We anticipate that we will continue to be a "domestically controlled REIT" and that sales of our shares by Non-U.S. Shareholders will not be subject to U.S. taxation unless (1) the investment in the shares is "effectively connected" with the Non-U.S. Shareholder's trade or business in the United States, in which case such Non-U.S. Shareholder would be taxed at the normal capital gain rates applicable to U.S. Shareholders (subject to any applicable alternative minimum tax), or (2) in the case of a Non-U.S. Shareholder who is a "nonresident alien individual", such Non-U.S. Shareholder was present in the United States for a period or periods aggregating 183 days or more during the taxable year and certain other conditions apply, in which case such person would be subject to a 30% tax on his capital gains.

OTHER TAX CONSEQUENCES

         We and our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws on an investment in us.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited Jameson's consolidated financial statements and schedule and Jameson Hospitality's consolidated financial statements included in Jameson's Annual Report on Form 10-K, for the year ended December 31, 1998, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Jameson and Jameson Hospitality's financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

         The consolidated financial statements of Signature as of December 31, 1998, are incorporated herein by reference in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


                                  LEGAL MATTERS

         The legality of the shares of our stock and warrants offered hereby will be passed upon by Conner & Winters, A Professional Corporation, Tulsa, Oklahoma. Conner & Winters may rely on the opinion of Steven A. Curlee, Esq., our General Counsel, or other counsel named in the applicable prospectus supplement, with respect to all matters involving Georgia law. The description of federal income tax considerations in this prospectus under the caption "Federal Income Tax Considerations" is based upon the opinion of Conner & Winters.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any report, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

         In addition, our common and preferred stock are traded on the Nasdaq National Market. You can read and copy any report, proxy, statement or information we file at The Nasdaq Stock Market, Inc., 1725 K Street, N.W., Washington, D.C. 10006-1506.

         You can find additional information concerning us at our web sites at http://www.jamesoninns.com and http://www.signatureinns.com. Our web sites do not constitute a part of this prospectus.

         We have filed a Registration Statement on Form S-3 to register with the SEC the shares of our securities to be issued to purchasers in any offering conducted pursuant to this prospectus and any accompanying prospectus supplement. This prospectus is a part of that Registration Statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances.

         The documents listed below have been filed by us under the Securities Exchange Act of 1934 with the SEC (Commission File No. 0-23256) and are incorporated by reference:

         (a) Annual Report on Form 10-K for the year ended December 31, 1998;

         (b) Quarterly Report on Form 10-Q for the period ended March 31, 1999, as amended by the Form 10-Q/A1 filed on May 27, 1999, and Quarterly Report on Form 10-Q for the period ended June 30, 1999;

         (c) Current Reports on Form 8-K filed February 2, 1999, March 9, 1999, and May 26, 1999; and

         (d) Definitive Proxy Statement on Schedule 14A filed March 31, 1999.

         We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus:

         - any reports filed under Sections 13(a) and (c) of the Securities Exchange Act;

         - definitive proxy or information statements filed under Section 14 of the Securities Exchange Act in connection with any subsequent stockholders' meetings; and

         -        any reports filed under Section 15(d) of the Securities
                  Exchange Act.

You may obtain a copy of our SEC filings at no cost by writing or telephoning us at the following address and telephone number:

                            Steven A. Curlee, Secretary
                            8 Perimeter Center East -- Suite 8050
                            Atlanta, Georgia 30346-1603
                            (770) 901-9020

         Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or contained in this prospectus or any prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus or any prospectus supplement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the fees and expenses (not including underwriting commissions and fees) in connection with the issuance and distribution of the securities being registered hereunder. Except for the Securities and Exchange Commission registration fee and the NASD filing fee, all amounts are estimates.


Securities and Exchange Commission registration fee....................   $   30,304
NASD filing fee........................................................       10,500
Accounting fees and expenses...........................................      300,000
Counsel fees and expenses..............................................      500,000
Blue sky fees and expenses.............................................            0
Miscellaneous expenses.................................................      200,000
          Total........................................................   $1,040,804
                                                                          ==========

-------------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Amended and Restated Articles of Incorporation of Jameson Inns., Inc. (the "Company") (the "Articles of Incorporation") and the Bylaws of the Company, as amended, generally limit the liability of our directors and officers to the Company and the shareholders for money damages to the fullest extent permitted from time to time by the laws of the State of Georgia. The Articles of Incorporation also provide, generally, for the indemnification of directors and officers, among others, in connection with any proceeding to which they may be made parties by reason of their service in those or other capacities except in connection with a proceeding by or in the right of the Company in which the director was adjudged liable to the Company or in connection with any other proceeding charging improper personal benefit to him whether or not involving action in his official capacity in which he was adjudged liable on the basis that personal benefit was improperly received by them. Insofar as indemnification for liabilities arising under the Securities act of 1933, as amended (the "Securities Act"), may be permitted to directors and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

         The Company has purchased and maintains director and officer liability insurance. The Company has also entered into an agreement with each of its officers and directors which provides for indemnification of liabilities arising from their services as an officer or director of the Company.

ITEM 16. EXHIBITS.



         EXHIBIT
          NUMBER   DESCRIPTION
         -------   -----------

            1.1 -- Form of Underwriting Agreement (for Common Stock)*

            1.2 -- Form of Underwriting Agreement (for Common Stock
                   Warrants)*

            1.3 -- Form of Underwriting Agreement (for preferred stock)*

            1.4 -- Sales Agency Agreement with RCG Brinson Patrick dated
                   September 3, 1999

            3.1 -- Articles of Incorporation of the Registrant incorporated by reference to Exhibit 3.1.1 to the Registration Statement filed on Form S-11, File No. 33-71160

            3.2 -- Articles of Amendment to the Articles of Incorporation
                   of the Registrant incorporated by reference to Exhibit
                   3.1.2 to the Registration Statement filed on Form S-11,
                   File No.
                   33-71160

            3.3 -- Articles of Amendment to the Articles of Incorporation of
                   the Registrant setting forth the Designation of Preferences, Rights, Privileges and Restrictions of the 9.25% Series A
                   Cumulative Preferred Stock the Registrant incorporated by reference to Exhibit 2.1 to the Registrant's Form 10-K/A1
                   (Amendment No. 1 to the Registrant's Annual Report on
                   Form 10-K) for the year ended December 31, 1993

            3.4 -- Articles of Amendment to the Articles of Incorporation
                   of the Registrant incorporated by reference to Exhibit
                   3.3.1 to Form 10-K/A2 (Amendment No. 2 to the Registrant's
                   Annual Report on Form 10-K) for the year ended December
                   31, 1993

            3.5 -- Articles of Amendment to the Articles of Incorporation of
                   the Registrant amending the Designation of Preferences,
                   Rights, Privileges and Restrictions of the 9.25% Series A
                   Cumulative Preferred Stock of the Registrant incorporated
                   by reference to Exhibit 3.6 to the Registrant's Annual
                   Report on Form 10-K for the year ended December 31,
                   1994

            3.6 -- Articles of Amendment to the Articles of Incorporation
                   of the Registrant amending the Designation of Preferences, Rights, Privileges and Restrictions of the 9.25% Series A
                   Cumulative Preferred Stock incorporated by reference to
                   Exhibit 3.5 to the Registration Statement on Form S-4,
                   File No. 333-74149

            3.7 -- Articles of Amendment to the Articles of Incorporation
                   of the Registrant setting forth the Designation of Preferences, Rights, Privileges and Restrictions of the
                   $1.70 Series S Cumulative Convertible Preferred Stock

            3.8 -- Bylaws of the Registrant incorporated by reference to
                   Exhibit 3.2.1 to the Registration Statement on Form S-11,
                   File No. 33-71160

            3.9 -- Amendment to the Bylaws of the Registrant incorporated by reference to Exhibit 3.2.2 to the Registration Statement on Form S-11, File No. 33-71160

           3.10 -- Amendment No. 2 to the Bylaws of Registrant incorporated by reference to Exhibit 3.8 to the Annual
                   Report on Form 10-K for the year ended December 31, 1995

            4.1 -- Specimen certificate of Common Stock incorporated by reference to Exhibit 4.1 to the Company's Registration
                   Statement on Form S-11 (File No. 33-71160)

            4.2 -- Form of Common Stock Warrant Agreement*

            4.3 -- Specimen certificate of 9.25% Series A Cumulative
                   Preferred Stock incorporated by reference to Exhibit 1 to the Registration Statement on Form 8-A filed March 13,
                   1998 (File No. 23256)

            4.4 -- Specimen certificate of $1.70 Series S Cumulative
                   Convertible Preferred Stock incorporated by reference to
                   Exhibit 1 to the Registration Statement on Form 8-A filed
                   March 26, 1999 (File no. 000-23256)

            5.1 -- Opinion of Conner & Winters, A Professional
                   Corporation, regarding legality of securities being offered (previously filed)

              8 -- Opinion of Conner & Winters, A Professional Corporation,
                   regarding tax matters

           10.1 -- Master Lease Agreement (relating to Jameson Inns)
                   incorporated by reference to Exhibit 10.1 to the Annual
                   Report filed on Form 10-K for the year ended December 31,
                   1993

           10.2 -- Amendment No. 1 to Master Lease Agreement (relating to
                   Jameson Inns) between Jameson Inns., Inc. and Jameson
                   Operating Company (revised) incorporated by reference to
                   Exhibit 10.2 to the Annual Report filed on Form 10-K for the year ended December 31, 1995

           10.3 -- Amendment No. 2 to Master Lease Agreement (relating to
                   Jameson Inns) between Jameson Inns., Inc. and Jameson
                   Operating Company (revised) incorporated by reference to
                   Exhibit 10.3 to the Annual Report filed on Form 10-K for the year ended December 31, 1996

           10.4 -- Amendment No. 3 to Master Lease Agreement (relating to
                   Jameson Inns) between Jameson Inns., Inc. and Jameson
                   Operating Company (revised) incorporated by reference to
                   Exhibit 10.4 to the Annual Report filed on Form 10-K for the year ended December 31, 1996

           10.5 -- Amendment No. 4 to Master Lease Agreement (relating to
                   Jameson Inns) between Jameson Inns., Inc. and Jameson
                   Operating Company (revised) incorporated by reference to
                   Exhibit 10.5 to the Annual Report filed on Form 10-K for the year ended December 31, 1997

           10.6 -- Amendment No. 5 to Master Lease Agreement (relating to
                   Jameson Inns) between Jameson Inns., Inc. and Jameson
                   Alabama, Inc., as lessor, and Jameson Development
                   Company, LLC incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-4, File No. 33-74149

           10.7 -- Schedule of documents substantially similar to Exhibit 10.1 incorporated by reference by Exhibit 10.7 to the Registration Statement on Form S-4, File No. 33-74149

           10.8 -- Schedule of documents substantially similar to Exhibit 10.6 incorporated by reference by Exhibit 10.8 to the Registration Statement on Form S-4, File No. 000-23256

           10.9 -- Master Lease Agreement (relating to Signature Inns)

          10.10 -- Amendment No. 1 to Master Lease Agreement (relating to
                   Signature Inns)

          10.11 -- Cost Reimbursement Agreement between Jameson Inns.,  Inc.
                   and Kitchin Investments, Inc. incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-11,
                   File No. 33-71160

          10.12 -- Form of Construction Contract between Jameson Inns.,
                   Inc., and Jameson Construction Company for construction of Jameson Inns incorporated by reference to Exhibit 10.7 to the Annual Report filed on Form 10-K for the year ended
                   December 31, 1995

          10.13 -- Jameson 1993 Stock Incentive Plan incorporated by reference to Exhibit 10.22.1 to the Registration Statement on Form S-11, File No. 33-71160

          10.14 -- Form of Stock Option Agreement under Jameson Inns, Inc.
                   Stock Incentive Plan incorporated by reference to Exhibit
                   10.23 to the Registration Statement on Form S-11, File No.
                   33-71160

          10.15 -- Amendment No. 1 to Jameson 1993 Stock Incentive Plan
                   incorporated by reference to Exhibit 10.10 to the Annual
                   Report filed on Form 10-K for the year ended December 31,
                   1995

          10.16 -- 1994 Amendment to Jameson 1993 Stock Incentive Plan
                   incorporated by reference to Exhibit 10.11 to the Annual
                   Report filed on Form 10-K for the year ended December 31,
                   1995

          10.17 -- Amendment No. 3 to Jameson 1993 Stock Incentive Plan
                   incorporated by reference to Exhibit 10.12 to the Annual
                   Report filed on Form 10-K for the year ended December 31,
                   1995

          10.18 -- Jameson Inns., Inc. Director Stock Option Plan
                   incorporated by reference to Exhibit 10.13 to the Annual
                   Report filed on Form 10-K for the year ended December 31,
                   1995

          10.19 -- Jameson 1996 Stock Incentive Plan incorporated by reference to Exhibit 10.45 to the Annual Report filed on Form 10-K for the year ended December 31, 1995

          10.20 -- Jameson 1997 Director Stock Option Plan incorporated by reference to Exhibit 10.17 to the Annual Report filed on Form 10-K for the year ended December 31, 1997

          10.21 -- Employment Agreement between Jameson Inns., Inc. and
                   Thomas W. Kitchin incorporated by reference by Exhibit
                   10.24 to the Registration Statement on Form S-11, File No.
                   33-71160

          10.22 -- Amendment No. 1 to Employment Agreement between
                   Jameson Inns, Inc. and Thomas W. Kitchin incorporated by reference to Exhibit 10.15 to the Annual Report filed on Form 10-K for the year ended December 31, 1995

          10.23 -- Amendment No. 2 to Employment Agreement between
                   Jameson Inns, Inc. and Thomas W. Kitchin incorporated by reference to Exhibit 10.16 to the Annual Report filed on Form 10-K for the year ended December 31, 1995

          10.24 -- Amendment No. 3 to Employment Agreement between
                   Jameson Inns, Inc. and Thomas W. Kitchin incorporated by reference to Exhibit 10.46 to the Annual Report filed on Form 10-K for the year ended December 31, 1996

          10.25 -- Indemnification and Hold Harmless Agreement between
                   Jameson Inns, Inc. and Jameson Operating Company incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-11, File No. 33-71160

          10.26 -- Indemnification and Hold Harmless Agreement between
                   Jameson Inns, Inc. and Kitchin Investments, Inc.
                   incorporated by reference to Exhibit 10.26 to the Registration Statement on Form S-11, File No. 33-71160

          10.27 -- Form of Indemnification agreement between Jameson Inns.,
                   Inc. and Directors and Officers incorporated by reference to
                   Exhibit 10.27 to the Registration Statement on Form S-11,
                   File No. 33-71160

          10.28 -- Form of Construction Loan Agreement, Indenture, Security
                   Agreement and Promissory Note for loan from Empire
                   Financial Services, Inc. to Jameson Inns., Inc. (formerly
                   Jameson Company) for construction of Jameson Inn incorporated by reference to Exhibit 10.39 to the Registration Statement on Form S-11, File No. 33-71160

          10.29 -- Form of Construction Loan Indenture, Security Agreement,
                   Assignment of Fees and Income, Promissory note for $4.2 million revolving loan from Empire Financial Services, Inc.
                   to Jameson Inns., Inc. incorporated by reference to Exhibit
                   10.21 to the Annual Report filed on Form 10-K for the year ended December 31, 1993

          10.30 -- Form of Deed to Secure Debt, Security Agreement,
                   Assignment of Operating Lease, Assignment of Fees and
                   Income, Promissory Note for loan from Empire Financial
                   Services, Inc. to Jameson Inns., Inc. incorporated by reference to Exhibit 10.24 to the Annual Report filed on Form 10-K for the year ended December 31, 1995

          10.31 -- Loan Modification Agreement and Note increasing by $2.6 million the revolving loan from Empire Financial Services, Inc. to Jameson Inns., Inc. incorporated by reference to
                   Exhibit 10.26 to the Annual Report filed on Form 10-K for the year ended December 31, 1995

          10.32 -- Deeds to Secure Debt, Mortgages, Assignments and
                   Security Agreements, Assignment of Rents and Leases,
                   Assignments of Income and Promissory Note for
                   $17,171,717 loan from Bank Midwest, N.A. to Jameson
                   Inns, Inc. secured by 14 separate Jameson Inns incorporated by reference to Exhibit 10.34 to the Registration Statement on Form S-4, File No. 333-74149

          10.33 -- Adjustable Rate Note dated June 30, 1996 in the amount of
                   $1,050,000 from Jameson Inns., Inc. to Empire Financial
                   Services, Inc. for loan on Waynesboro, Georgia incorporated by reference to Exhibit 10.3 to the Report for the quarter ended March 31, 1996

           23.1 -- Consent of Ernst & Young LLP

           23.2 -- Consent of KPMG LLP

           23.3 -- Consent of Conner & Winters, A Professional Corporation
                   (contained in its opinions filed as Exhibits 5.1 and 8)

             24 -- Powers of Attorney (previously filed)

    ----------

* To be filed by amendment or by a current report on Form 8-K pursuant to the Securities Exchange Act of 1934, as appropriate.

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii)To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on September 22, 1999.

                                             JAMESON INNS, INC.

                                             BY:     /s/ CRAIG R. KITCHIN
                                                 ----------------------------
                                             Craig R. Kitchin
                                             President



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:



                    NAME                                     TITLE                                       DATE
                    ----                                     -----                                       ----

          /s/   THOMAS W. KITCHIN                Chairman of the Board                             September 22, 1999
-------------------------------------------        of Directors, Chief Executive
Thomas W. Kitchin                                  Officer(principal executive
                                                   officer)

          /s/   CRAIG R. KITCHIN                 President and Chief Financial                     September 22, 1999
-------------------------------------------        Officer (principal accounting
Craig R. Kitchin                                   officer)

          /s/ ROBERT D. HISRICH*                 Director                                          September 22, 1999
-------------------------------------------
Robert D. Hisrich


         /s/ MICHAEL E. LAWRENCE*                Director                                          September 22, 1999
-------------------------------------------
Michael E. Lawrence

          /s/ THOMAS J. O'HAREN*                 Director                                          September 22, 1999
-------------------------------------------
Thomas J. O'Haren

* Executed pursuant to Power of Attorney





           /s/ CRAIG R. KITCHIN
-------------------------------------------
Craig R. Kitchin, Attorney-in-Fact

                                  EXHIBIT INDEX



        EXHIBIT
         NUMBER    DESCRIPTION                                                       PAGE
        --------   -----------                                                       ----

            1.1 -- Form of Underwriting Agreement (for Common Stock)*

            1.2 -- Form of Underwriting Agreement (for Common Stock
                   Warrants)*

            1.3 -- Form of Underwriting Agreement (for preferred stock)*

            1.4 -- Sales Agency Agreement with RCG Brinson Patrick dated
                   September 3, 1999

            3.1 -- Articles of Incorporation of the Registrant incorporated by reference to Exhibit 3.1.1 to the Registration Statement filed on Form S-11, File No. 33-71160

            3.2 -- Articles of Amendment to the Articles of Incorporation of
                   the Registrant incorporated by reference to Exhibit 3.1.2 to the Registration Statement filed on Form S-11, File No.
                   33-71160

            3.3 -- Articles of Amendment to the Articles of Incorporation of
                   the Registrant setting forth the Designation of Preferences, Rights, Privileges and Restrictions of the 9.25% Series A
                   Cumulative Preferred Stock the Registrant incorporated by reference to Exhibit 2.1 to the Registrant's Form 10-K/A1
                   (Amendment No. 1 to the Registrant's Annual Report on Form
                   10-K) for the year ended December 31, 1993

            3.4 -- Articles of Amendment to the Articles of Incorporation of
                   the Registrant incorporated by reference to Exhibit 3.3.1 to Form 10-K/A2 (Amendment No. 2 to the Registrant's Annual
                   Report on Form 10-K) for the year ended December 31, 1993

            3.5 -- Articles of Amendment to the Articles of Incorporation of
                   the Registrant amending the Designation of Preferences, Rights, Privileges and Restrictions of the 9.25% Series A
                   Cumulative Preferred Stock of the Registrant incorporated by reference to Exhibit 3.6 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994

            3.6 -- Articles of Amendment to the Articles of Incorporation of
                   the Registrant amending the Designation of Preferences, Rights, Privileges and Restrictions of the 9.25% Series A
                   Cumulative Preferred Stock incorporated by reference to
                   Exhibit 3.5 to the Registration Statement on Form S-4, File
                   No. 333-74149

            3.7 -- Articles of Amendment to the Articles of Incorporation of

                   the Registrant setting forth the Designation of Preferences, Rights, Privileges and Restrictions of the $1.70 Series S
                   Cumulative Convertible Preferred Stock,

            3.8 -- Bylaws of the Registrant incorporated by reference to
                   Exhibit 3.2.1 to the Registration Statement on Form S-11,
                   File No. 33-71160

            3.9 -- Amendment to the Bylaws of the Registrant incorporated by reference to Exhibit 3.2.2 to the Registration Statement on Form S-11, File No. 33-71160

           3.10 -- Amendment No. 2 to the Bylaws of Registrant incorporated by reference to Exhibit 3.8 to the Annual Report on Form 10- K for the year ended December 31, 1995

            4.1 -- Specimen certificate of Common Stock incorporated by reference to Exhibit 4.1 to the Company's Registration
                   Statement on Form S-11 (File No. 33-71160)

            4.2 -- Form of Common Stock Warrant Agreement*

            4.3 -- Specimen certificate of 9.25% Series A Cumulative Preferred
                   Stock incorporated by reference to Exhibit 1 to the Registration Statement on Form 8-A filed March 13, 1998 (File
                   No. 23256)

            4.4 -- Specimen certificate of $1.70 Series S Cumulative
                   Convertible Preferred Stock incorporated by reference to
                   Exhibit 1 to the Registration Statement on Form 8-A filed
                   March 26, 1999 (File no. 000-23256)

            5.1 -- Opinion of Conner & Winters, A Professional Corporation,
                   regarding legality of securities being offered (previously filed)

              8 -- Opinion of Conner & Winters, A Professional Corporation,
                   regarding tax matters

           10.1 -- Master Lease Agreement incorporated by reference to Exhibit
                   10.1 to the Annual Report filed on Form 10-K for the year ended December 31, 1993

           10.2 -- Amendment No. 1 to Master Lease Agreement between Jameson
                   Inns., Inc. and Jameson Operating Company (revised) incorporated by reference to Exhibit 10.2 to the Annual Report filed on Form 10-K for the year ended December 31, 1995

           10.3 -- Amendment No. 2 to Master Lease Agreement between Jameson
                   Inns., Inc. and Jameson Operating Company (revised) incorporated by reference to Exhibit 10.3 to the Annual Report filed on Form 10-K for the year ended December 31, 1996

           10.4 -- Amendment No. 3 to Master Lease Agreement between Jameson
                   Inns., Inc. and Jameson Operating Company (revised) incorporated by reference to Exhibit 10.4 to the Annual Report filed on Form 10-K for the year ended December 31, 1996

           10.5 -- Amendment No. 4 to Master Lease Agreement between Jameson
                   Inns., Inc. and Jameson Operating Company (revised) incorporated by reference to Exhibit 10.5 to the Annual Report filed on Form 10-K for the year ended December 31, 1997

           10.6 -- Amendment No. 5 to Master Lease Agreement between
                   Jameson Inns., Inc. and Jameson Alabama, Inc., as lessor, and Jameson Development Company, LLC incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-4, File No. 33-74149

           10.7 -- Schedule of documents substantially similar to Exhibit 10.1 incorporated by reference by Exhibit 10.7 to the Registration
                   Statement on Form S-4, File No. 33-74149

           10.8 -- Schedule of documents substantially similar to Exhibit 10.6 incorporated by reference by Exhibit 10.8 to the Registration
                   Statement on Form S-4, File No. 000-23256

           10.9 -- Master Lease Agreement (relating to Signature Inns)

          10.10 -- Amendment No. 1 to Master Lease Agreement (relating to
                   Signature Inns)

          10.11 -- Cost Reimbursement Agreement between Jameson Inns., Inc.
                   and Kitchin Investments, Inc., incorporated by reference to
                   Exhibit 10.2 to the Registration Statement on Form S-11, File
                   No. 33-71160

          10.12 -- Form of Construction Contract between Jameson Inns., Inc., and Jameson Construction Company for construction of Jameson
                   Inns incorporated by reference to Exhibit 10.7 to the Annual
                   Report filed on Form 10-K for the year ended December 31,
                   1995

          10.13 -- Jameson 1993 Stock Incentive Plan incorporated by reference to Exhibit 10.22.1 to the Registration Statement on Form
                   S-11, File No. 33-71160

          10.14 -- Form of Stock Option Agreement under Jameson Inns, Inc.
                   Stock Incentive Plan incorporated by reference to Exhibit
                   10.23 to the Registration Statement on Form S-11, File No.
                   33-71160

          10.15 -- Amendment No. 1 to Jameson 1993 Stock Incentive Plan incorporated by reference to Exhibit 10.10 to the Annual
                   Report filed on Form 10-K for the year ended December 31, 1995

          10.16 -- 1994 Amendment to Jameson 1993 Stock Incentive Plan incorporated by reference to Exhibit 10.11 to the Annual
                   Report filed on Form 10-K for the year ended December 31, 1995

          10.17 -- Amendment No. 3 to Jameson 1993 Stock Incentive Plan incorporated by reference to Exhibit 10.12 to the Annual
                   Report filed on Form 10-K for the year ended December 31, 1995

          10.18 -- Jameson Inns., Inc. Director Stock Option Plan incorporated by reference to Exhibit 10.13 to the Annual Report filed on Form 10-K for the year ended December 31, 1995

          10.19 -- Jameson 1996 Stock Incentive Plan incorporated by reference to Exhibit 10.45 to the Annual Report filed on Form 10-K for the year ended December 31, 1995

          10.20 -- Jameson 1997 Director Stock Option Plan incorporated by reference to Exhibit 10.17 to the Annual Report filed on Form
                   10-K for the year ended December 31, 1997

          10.21 -- Employment Agreement between Jameson Inns., Inc. and Thomas
                   W. Kitchin incorporated by reference by Exhibit 10.24 to the Registration Statement on Form S-11, File No.
                   33-71160

          10.22 -- Amendment No. 1 to Employment Agreement between
                   Jameson Inns, Inc. and Thomas W. Kitchin incorporated by reference to Exhibit 10.15 to the Annual Report filed on Form 10-K for the year ended December 31, 1995

          10.23 -- Amendment No. 2 to Employment Agreement between
                   Jameson Inns, Inc. and Thomas W. Kitchin incorporated by reference to Exhibit 10.16 to the Annual Report filed on Form 10-K for the year ended December 31, 1995

          10.24 -- Amendment No. 3 to Employment Agreement between
                   Jameson Inns, Inc. and Thomas W. Kitchin incorporated by reference to Exhibit 10.46 to the Annual Report filed on Form 10-K for the year ended December 31, 1996

          10.25 -- Indemnification and Hold Harmless Agreement between
                   Jameson Inns, Inc. and Jameson Operating Company incorporated by reference to Exhibit 10.25 to the Registration
                   Statement on Form S-11, File No. 33-71160

          10.26 -- Indemnification and Hold Harmless Agreement between
                   Jameson Inns, Inc. and Kitchin Investments, Inc.
                   incorporated by reference to Exhibit 10.26 to the Registration
                   Statement on Form S-11, File No. 33-71160

          10.27 -- Form of Indemnification agreement between Jameson Inns.,
                   Inc. and Directors and Officers incorporated by reference to
                   Exhibit 10.27 to the Registration Statement on Form S-11, File
                   No. 33-71160

          10.28 -- Form of Construction Loan Agreement, Indenture, Security
                   Agreement and Promissory Note for loan from Empire
                   Financial Services, Inc. to Jameson Inns., Inc. (formerly
                   Jameson Company) for construction of Jameson Inn incorporated by reference to Exhibit 10.39 to the Registration
                   Statement on Form S-11, File No. 33-71160

          10.29 -- Form of Construction Loan Indenture, Security Agreement,
                   Assignment of Fees and Income, Promissory note for $4.2 million revolving loan from Empire Financial Services, Inc. to Jameson Inns., Inc. incorporated by reference to Exhibit 10.21 to the Annual Report filed on Form 10-K for the year ended
                   December 31, 1993

          10.30 -- Form of Deed to Secure Debt, Security Agreement, Assignment of Operating Lease, Assignment of Fees and Income, Promissory
                   Note for loan from Empire Financial Services, Inc. to Jameson
                   Inns., Inc. incorporated by reference to Exhibit 10.24 to the Annual Report filed on Form 10-K for the year ended December
                   31, 1995

          10.31 -- Loan Modification Agreement and Note increasing by $2.6 million the revolving loan from Empire Financial Services, Inc. to Jameson Inns., Inc. incorporated by reference to
                   Exhibit 10.26 to the Annual Report filed on Form 10-K for the year ended December 31, 1995

          10.32 -- Deeds to Secure Debt, Mortgages, Assignments and Security
                   Agreements, Assignment of Rents and Leases, Assignments of
                   Income and Promissory Note for $17,171,717 loan from Bank
                   Midwest, N.A. to Jameson Inns, Inc. secured by 14 separate
                   Jameson Inns incorporated by reference to Exhibit 10.34 to the Registration Statement on Form S-4, File No.
                   333-74149

          10.33 -- Adjustable Rate Note dated June 30, 1996 in the amount of
                   $1,050,000 from Jameson Inns., Inc. to Empire Financial
                   Services, Inc. for loan on Waynesboro, Georgia incorporated by reference to Exhibit 10.3 to the Report for the quarter ended
                   March 31, 1996

           23.1 -- Consent of Ernst & Young LLP

           23.2 -- Consent of KPMG LLP

           23.3 -- Consent of Conner & Winters, A Professional Corporation
                   (contained in its opinions filed as Exhibits 5.1 and 8)

             24 -- Powers of Attorney (previously filed)

  ----------

* To be filed by amendment or by a current report on Form 8-K pursuant to the Securities Exchange Act of 1934, as appropriate.